(a)(1)(A)
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.
This Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of this Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.
August 4, 2006
BARRICK GOLD CORPORATION
OFFER TO PURCHASE FOR CASH
all of the outstanding Common Shares
(together with the associated SRP Rights issued
under the Shareholder Rights Plan) of
NOVAGOLD RESOURCES INC.
on the basis of
US$14.50 for each Common Share
Barrick Gold Corporation (“Barrick”) hereby offers (the “Offer”) to purchase all of the issued and outstanding common shares of NovaGold Resources Inc. (“NovaGold”), including common shares that may become issued and outstanding after the date of this Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of options, warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan (as hereinafter defined) of NovaGold (collectively, the “Common Shares”), at a price of US$14.50 cash per Common Share.
The Offer is open for acceptance until 6:00 p.m. (Toronto time) on September 15, 2006 (the “Expiry Time”), unless the Offer is extended or withdrawn.
The Offer is conditional on, among other things, there having been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Common Shares that constitutes at least 50.1% of the Common Shares then outstanding (calculated on a fully diluted basis). This and the other conditions of the Offer are described in Section 4 of the Offer, “Conditions of the Offer”. Subject to applicable laws, Barrick reserves the right to withdraw the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived at or prior to the Expiry Time.
The Common Shares are listed on the Toronto Stock Exchange and the American Stock Exchange (“AMEX”) under the symbol “NG”. The closing price of the Common Shares on the AMEX on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, was US$11.67. The Offer represents a premium of 24% over the July 21, 2006 closing price of the Common Shares on the AMEX.
The Dealer Managers for the Offer are:

In Canada	In the United States
CIBC World Markets Inc.	CIBC World Markets Corp.

      Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on green paper) or a manually executed facsimile thereof and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents with CIBC Mellon Trust Company (the “Depositary”) or Mellon Investor Services LLC (the “US Forwarding Agent”) at any of the offices set out in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Common Shares set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”; or (2) follow the procedure for guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on blue paper) or a manually executed facsimile thereof. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.
      Questions and requests for assistance may be directed to the Information Agent, the Depositary, the US Forwarding Agent or the Dealer Managers. Their contact details are provided at the end of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Information Agent, the Depositary or the US Forwarding Agent at their respective addresses provided at the end of this document.
      No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by Barrick, the Dealer Managers, the Information Agent, the Depositary or the US Forwarding Agent.
      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Barrick may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
      Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are urged to consult their tax advisors. See Section 17 of the Circular, “Canadian Federal Income Tax Considerations” and Section 18 of the Circular, “United States Federal Income Tax Considerations”.
NOTICE TO HOLDERS OF OPTIONS OR WARRANTS
      The Offer is made only for Common Shares and is not made for any Options or Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights). Any holder of Options or Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights) who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, exercise the Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares that the holder will have certificates representing the Common Shares received on such exercise available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.
      If a holder of Warrants does not exercise such Warrants before the Expiry Time, such Warrants will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry and exercise prices, except that, to the extent permitted, after completion of any Compulsory Acquisition or Subsequent Acquisition Transaction a warrant to acquire Common Shares will become a warrant to receive the consideration offered for the

i

applicable number of Common Shares pursuant to the Offer, as determined in accordance with the terms of the Warrant.
      The tax consequences to holders of Options or Warrants of exercising such securities are not described in “Canadian Federal Income Tax Considerations” in Section 17 of the Circular or “United States Federal Income Tax Considerations” in Section 18 of the Circular. Holders of Options or Warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.
EXCHANGE RATES
      Unless otherwise indicated, all references to “$” or “dollars” in the Offer and the Circular refer to US dollars. Canadian dollars are referred to as “Cdn.$”.
      The following table sets forth, for the periods indicated, certain information with respect to the rate of exchange for one US dollar expressed in Canadian dollars:

	Seven
	Months
	Ended
		Year Ended December 31,
	July 31,
	2006	2005	2004	2003	2002

Average rate for period(1)	1.1369	1.2116	1.3015	1.4015	1.5704
Rate at end of period(2)	1.1309	1.1659	1.2036	1.2924	1.5796

(1)	Represents the period average of the noon rates as reported by the Bank of Canada.

(2)	Represents the noon rates as reported by the Bank of Canada on the last trading day of the period.
     On August 2, 2006, the noon rate of exchange as reported by the Bank of Canada for one US dollar expressed in Canadian dollars was Cdn.$1.1259.
FORWARD-LOOKING STATEMENTS
      Certain statements contained in the accompanying Offer and Circular, including statements made under Section 6 of the Circular, “Purpose of the Offer and Plans for NovaGold”, and Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”, as well as other written statements made or provided or to be made or provided by Barrick that are not historical facts are “forward-looking statements”. The words “expect”, “will”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The reader of this Offer and Circular is cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from Barrick’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as copper, silver, fuel and electricity) and currencies; changes in US dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully integrate acquired assets; legislative, political and economic developments in the jurisdictions in which Barrick or NovaGold carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risk of diminishing quantities or grades of reserves; adverse changes in Barrick’s credit rating; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in Barrick’s most recent Form 40-F/ Annual Information Form filed with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities.
      Barrick disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

ii

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
SUMMARY OF THE OFFER	5
GLOSSARY	10
OFFER	14
1. The Offer	14
2. Time for Acceptance	15
3. Manner of Acceptance	15
4. Conditions of the Offer	19
5. Extension, Variation or Change in the Offer	22
6. Take Up and Payment for Deposited Common Shares	24
7. Return of Deposited Common Shares	25
8. Withdrawal of Deposited Common Shares	25
9. Changes in Capitalization; Adjustments; Liens	27
10. Notices and Delivery	27
11. Mail Service Interruption	28
12. Market Purchases	28
13. Other Terms of the Offer	29
CIRCULAR	31
1. Barrick	31
2. NovaGold	31
3. Certain Information Concerning NovaGold and Its Securities	32
4. Price Range and Trading Volume of NovaGold Common Shares	34
5. Background to the Offer	35
6. Purpose of the Offer and Plans for NovaGold	37
7. Source of Funds	39
8. Ownership of and Trading in Securities of NovaGold	39
9. Commitments to Acquire Securities of NovaGold	40
10. Material Changes in Affairs of NovaGold	40
11. Regulatory Matters	40
12. Shareholder Rights Plan	42
13. Acquisition of Common Shares Not Deposited	44
14. Benefits from the Offer	47
15. Agreements, Arrangements or Understandings	47
16. Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer	47
17. Canadian Federal Income Tax Considerations	48
18. United States Federal Income Tax Considerations	52
19. Acceptance of the Offer	54
20. Depositary and US Forwarding Agent	54
21. Dealer Managers and Soliciting Dealer Group	54
22. Information Agent	55
23. Legal Matters	55
24. Statutory Rights	55
25. Directors’ Approval	55
CONSENT OF COUNSEL	56
APPROVAL AND CERTIFICATE	57
SCHEDULE A — SECTION 132 OF THE NSCA	A-1
SCHEDULE B — INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF BARRICK	B-1

iii

SUMMARY TERM SHEET
      Barrick Gold Corporation is offering to purchase all of the outstanding Common Shares of NovaGold, including Common Shares that may become outstanding on the exercise of options, warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares, at a purchase price of US$14.50 in cash per Common Share. The following are some of the questions that you, as a Shareholder of NovaGold, may have, and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to carefully read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery prior to making any decision regarding whether or not to tender your Common Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary below.
Who is offering to buy my Common Shares?
      We are Barrick, a corporation existing under the laws of the Province of Ontario, Canada. We are a leading international gold mining company, with a portfolio of 27 operating mines and seven advanced exploration and development projects located across five continents, and a large land position on the world’s best exploration belts. See Section 1 of the Circular, “Barrick”.
What are the classes and amounts of securities sought in the Offer?
      We are seeking to purchase all of the outstanding Common Shares of NovaGold and the associated rights under NovaGold’s shareholder rights plan. This includes Common Shares that may become outstanding after the date of the Offer but before the expiry of the Offer on the exercise of options, warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares. See Section 1 of the Offer, “The Offer”.
How much are you offering to pay and what is the form of payment?
      We are offering to pay US$14.50 in cash for each Common Share. Our Offer price represents a premium of 24% over the closing price of the Common Shares on the AMEX on July 21, 2006, the last trading day prior to the day we announced our intention to make the Offer.
Will I have to pay any fees or commissions?
      If you are the record owner of your Common Shares and you tender your Common Shares in the Offer by depositing your Common Shares directly with the Depositary or the US Forwarding Agent or you use the services of a member of the Soliciting Dealer Group to accept the Offer, you will not have to pay brokerage fees or similar fees or commissions. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3 of the Offer, “Manner of Acceptance”.
Do you have the financial resources to make payment?
      Yes. We estimate that, if we acquire all of the Common Shares (including Common Shares issued upon the exercise of all Options and Warrants), the total amount of cash required (including our related fees and expenses) will be approximately US$1.52 billion. We intend to use a portion of our existing cash reserves and also use our credit facility to pay for the Common Shares acquired under the Offer. See Section 7 of the Circular, “Source of Funds”.
How long do I have to decide whether to tender to the Offer?
      Unless the Offer is extended or withdrawn, you will have until 6:00 p.m. (Toronto time) on September 15, 2006 to tender your Common Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in the Offer. See Section 3 of the Offer, “Manner of Acceptance”. We may also elect to provide for a “subsequent offering period”, which is an additional period of time starting after the first date upon which we take up Common Shares during which period Shareholders may accept the Offer. If we elect to have a subsequent offering period, we will make a public announcement by issuing a press release to that effect on or before the next US Business Day after the first date upon which we take up Common Shares, also announcing the approximate number and percentage of Common Shares deposited to date. See Section 5 of the Offer, “Extension, Variation or Change in the Offer”. Barrick is requesting relief to be allowed to (x) extend the subsequent offering period for a period longer than 20 US Business Days, and (y) take up the Common Shares during the subsequent offering period on a rolling basis at the end of each ten calendar day period, as permitted under Canadian securities Law and takeover practice. See Section 11 of the Circular, “Regulatory Matters — US Securities and Exchange Commission Relief”.
Can the Expiry Time of the Offer be extended and under what circumstances?
      We can, in our sole discretion but subject to applicable Laws, elect at any time to extend the Offer. In addition, in certain circumstances, we may be required to extend the Expiry Time of the Offer under United States or Canadian securities laws. See Section 5 of the Offer, “Extension, Variation or Change in the Offer”.
How will I be notified if the Offer is extended?
      If we elect or are required to extend the Offer (including if we elect to offer a subsequent offering period), we will inform CIBC Mellon Trust Company, the Depositary for the Offer, of that fact and we will make a public announcement of the extension and file a copy of the notice with the regulatory authorities in Canada and the United States. In addition, if required by applicable law, we will mail you a copy of the notice of variation. See Section 5 of the Offer, “Extension, Variation or Change in the Offer”.
What are the most significant conditions to the Offer?
      The Offer is subject to a number of conditions, including:

(1)	At the Expiry Time of the Offer, and at the time we first take up and pay for Common Shares under the Offer, there have been validly deposited and not withdrawn at least 50.1% of the outstanding Common Shares (calculated on a fully diluted basis).

(2)	NovaGold’s Board of Directors must waive our acquisition of Common Shares under the Offer as a triggering event under NovaGold’s shareholder rights plan or we must be satisfied that such rights have been invalidated or are otherwise inapplicable to the Offer and any proposed second-step transaction.

(3)	All required regulatory approvals and the expiration or termination of all applicable statutory or regulatory waiting periods that are necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting periods, expired or been terminated.
      The Offer is also subject to additional conditions. All such conditions are for our exclusive benefit and may be waived by us, in our sole discretion, in whole or in part, at any time. A more detailed description of the conditions to the Offer can be found in Section 4 of the Offer, “Conditions of the Offer”. For a more detailed summary of the principal regulatory approvals required in connection with the Offer, see “Regulatory Matters” in Section 11 of the Circular. A detailed summary of NovaGold’s shareholder rights plan can be found in “Shareholder Rights Plan” in Section 12 of the Circular.
How do I accept the Offer and tender my Common Shares?
      If you hold your Common Shares in your own name, to tender your Common Shares you must deliver the certificates representing your shares, together with a completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, to CIBC Mellon Trust Company, the Depositary for the Offer, or Mellon Investor Services LLC, the US Forwarding Agent for the Offer, at or prior to the time that the Offer expires. If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Common Shares in the Offer. You should request your nominee to effect the transaction.
      You may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Common Shares tendered by your nominee through The Canadian Depositary for Securities Limited or The Depository Trust Company.
      If you are unable to deliver any required document or instrument to the Depositary or the US Forwarding Agent by the expiration of the Offer, you may still participate in the Offer by completing and delivering to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.
      See Section 3 of the Offer, “Manner of Acceptance”.

Until what time can I withdraw tendered Common Shares?
      You may withdraw all or a portion of your Common Shares at any time (i) before your Common Shares deposited to the Offer are taken up by us (including Common Shares deposited in any subsequent offering period), (ii) if your Common Shares have not been paid for by us within three business days after having been taken up, (iii) up until the tenth day following the day we file a notice announcing that we have changed or varied our Offer unless, among other things, prior to filing the notice we had taken up your Common Shares or the change in our Offer consists solely of an increase in the consideration we are offering and the Offer is not extended for more than ten days or the change in our Offer consists solely of the waiver of a condition of our Offer, and (iv) if we have not taken up your Common Shares within 60 days of the commencement of the Offer, at any time after the 60-day period until we do take up your Common Shares. See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.
How do I withdraw tendered Common Shares?
      To withdraw Common Shares that have been tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary or the US Forwarding Agent, depending on with whom you originally deposited your Common Shares, while you still have the right to withdraw the Common Shares. See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.
What will happen if the Offer expires or is withdrawn?
      If the Offer expires or we withdraw the Offer prior to the satisfaction or waiver of all of the conditions of the Offer, all of your Common Shares that were deposited will be promptly returned to you with no payment. See Section 7 of the Offer, “Return of Deposited Common Shares”.
When and how will I be paid for my tendered Common Shares?
      Upon and subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Common Shares promptly and in any event no later than either the tenth day after the expiration of the Offer or three business days after the Common Shares are accepted and taken up. We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. See Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”.
Will the Offer be followed by an acquisition of Common Shares not tendered in the Offer?
      If we purchase Common Shares in the Offer that represent at least 50.1% of the Common Shares outstanding on a fully diluted basis, we intend to acquire the remaining Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction for an amount in cash that equals US$14.50 per Common Share. However, there is no assurance that such acquisitions will be completed, in particular if we acquire less than 75% of the outstanding Common Shares on a fully diluted basis pursuant to the Offer.
      If the Offer remains open for at least four months and within four months after the date of the Offer the Offer has been accepted by holders of not less than 90% of the Common Shares, other than Common Shares held at the date of the Offer by or on behalf of us and persons related to or acting in concert with us, and we acquire or are bound to take up and pay for such deposited Common Shares under the Offer, we may acquire the Common Shares not deposited under the Offer in a Compulsory Acquisition. If we take up and pay for Common Shares validly deposited under the Offer and a Compulsory Acquisition is not available or we elect not to pursue a Compulsory Acquisition, we currently intend to cause one or more special meetings of Shareholders to be called to consider a Subsequent Acquisition Transaction for the purpose of enabling us to acquire all Common Shares not acquired under the Offer. Depending on the nature and the terms of the Subsequent Acquisition Transaction, the provisions of the statute governing NovaGold and NovaGold’s constating documents require the approval of at least 75% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. See Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
Will NovaGold continue as a public company?
      Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares will fail to meet the criteria for continued listing on the TSX and the AMEX. If this were to happen, the Common Shares could be delisted from one or both of these exchanges and this could, in turn, adversely affect the market or result in the absence of an established market for the Common Shares.

      If we acquire 100% of the Common Shares, it is our intention to apply to delist the Common Shares from the exchanges listed above as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction, to the extent permitted by applicable Laws. In addition, NovaGold may cease to be required to comply with the rules of the Canadian securities regulatory authorities and the Securities and Exchange Commission governing public or publicly held companies. See Section 16 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.
If I decide not to tender my Common Shares, how will the Offer affect my Common Shares?
      If the conditions of the Offer are otherwise satisfied or waived and we take up and pay for the Common Shares validly deposited under the Offer, we intend to acquire any Common Shares not deposited to the Offer by Compulsory Acquisition or by a Subsequent Acquisition Transaction. See Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
Do I have dissenters’ rights under the Offer?
      No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Common Shares to the Offer may have rights of dissent in the event we elect to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
What is the market value of my Common Shares as of a recent date?
      On July 21, 2006, the last trading day before we announced our intention to make the Offer, the closing price of the Common Shares on the AMEX was US$11.67 per share. On August 2, 2006, the closing price of the Common Shares on the AMEX was US$17.28 per share. We encourage you to obtain recent quotations for Common Shares in deciding whether to tender your shares. See Section 4 of the Circular, “Price Range and Trading Volume of NovaGold Common Shares”.
What are the Canadian federal income tax consequences of tendering Common Shares?
      A Shareholder who is a resident of Canada and who sells Common Shares pursuant to the Offer generally will realize a capital gain (or loss) to the extent that the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such shares to the holder. A Shareholder who is not a resident of Canada generally will not be subject to tax under Canadian federal income tax laws on any capital gain realized on a disposition of Common Shares pursuant to the Offer unless those shares constitute “taxable Canadian property” to the Shareholder and that gain is not otherwise exempt from tax under Canadian federal income tax laws by virtue of an exemption contained in an applicable income tax treaty or convention. See Section 17 of the Circular, “Canadian Federal Income Tax Considerations”.
What are the United States federal income tax consequences of tendering Common Shares?
      In general, a US Shareholder who disposes of Common Shares pursuant to the Offer will recognize a gain or loss for US federal income tax purposes equal to the difference between the amount received and such holder’s adjusted tax basis in the Common Shares disposed of. If the Common Shares sold constitute capital assets in the hands of the US Shareholder, the gain or loss will be a capital gain or loss. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such US Shareholder for more than one year and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate Shareholders are generally subject to a maximum US federal income tax rate of 15%. See Section 18 of the Circular, “United States Federal Income Tax Consequences”.
Whom can I talk to if I have questions about the Offer?
      Questions and requests for assistance may be directed to CIBC Mellon Trust Company, as the Depositary for the Offer, Mellon Investor Services LLC, as US Forwarding Agent for the Offer, or Georgeson Shareholder Communications Canada Inc., as Information Agent for the Offer, at their respective addresses shown on the last page of the Circular.

SUMMARY OF THE OFFER
      The following is a summary only and is not meant to be a substitute for the information contained in the Offer and the Circular. Therefore, Shareholders are urged to read the Offer and the Circular in their entirety. Certain terms used in this Summary are defined in the Glossary. Unless otherwise indicated, the information concerning NovaGold and Pioneer contained herein and in the Offer and the Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources at the time of the Offer. Although Barrick has no knowledge that would indicate that any statements contained herein relating to NovaGold or Pioneer taken from or based upon such documents and records are untrue or incomplete, neither Barrick nor any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by NovaGold or Pioneer to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Barrick except to the extent imposed by US federal securities laws. Unless otherwise indicated, information concerning NovaGold is given as of February 24, 2006.
The Offer
      Barrick is offering, upon and subject to the terms and conditions of the Offer, to purchase all of the issued and outstanding Common Shares of NovaGold, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares, at a price of US$14.50 in cash per Common Share.
      The Offer is made only for Common Shares and is not made for any Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights). Any holder of Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights) who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, exercise the Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer.
      The closing price of the Common Shares on the AMEX on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, was US$11.67. The Offer represents a premium of 24% over the July 21, 2006 closing price of the Common Shares on the AMEX.
      The obligation of Barrick to take up and pay for Common Shares under the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.
Barrick
      Barrick is a leading international gold mining company, with a portfolio of 27 operating mines and seven advanced exploration and development projects located across five continents, and a large land position on the world’s best exploration belts. Barrick holds a pre-eminent position within the gold mining industry. Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner. See “Barrick” in Section 1 of the Circular.
NovaGold
      NovaGold is engaged in the exploration of mineral properties in Alaska and Western Canada. Three of NovaGold’s properties, Galore Creek in Northwestern British Columbia, Donlin Creek in Southwestern Alaska (a joint venture with a subsidiary of Barrick) and the Nome Operations near Nome, Alaska, are advanced stage exploration projects with defined gold resources, and one property, the Ambler project in Northwestern Alaska, is an earlier stage polymetallic massive sulphide deposit. See “NovaGold” in Section 2 of the Circular.

Time for Acceptance
      The Offer is open for acceptance until September 15, 2006 at 6:00 p.m. (Toronto time) or such later time or times and date or dates to which the Offer may be extended, unless the Offer is withdrawn in accordance with its terms by Barrick. Barrick may, in its sole discretion but subject to applicable Laws, extend the Expiry Time, as described under “Extension, Variation or Change in the Offer” in Section 5 of the Offer.
Manner of Acceptance
      A Shareholder wishing to accept the Offer must properly complete and execute a Letter of Transmittal (printed on green paper) or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with the certificate(s) representing such Shareholder’s Common Shares and all other required documents with the Depositary or the US Forwarding Agent at any of the offices set out in the Letter of Transmittal. Detailed instructions are contained in the Letter of Transmittal which accompanies the Offer. See Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”.
      If a Shareholder wishes to accept the Offer and deposit Common Shares under the Offer and the certificate(s) representing such Shareholder’s Common Shares are not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary or the US Forwarding Agent at or prior to the Expiry Time, such Common Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the Notice of Guaranteed Delivery (printed on blue paper) or a manually executed facsimile thereof. Detailed instructions are contained in the Notice of Guaranteed Delivery which accompanies the Offer. See Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.
      Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Shareholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary. Such documents or Agent’s Message should not be sent to the US Forwarding Agent.
      Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer.
      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.
      Shareholders should contact the Dealer Managers, the Information Agent, the Depositary, the US Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the US Forwarding Agent.
Purpose of the Offer and Plans for NovaGold
      The purpose of the Offer is to enable Barrick to acquire all of the outstanding Common Shares of NovaGold. See Section 6 of the Circular, “Purpose of the Offer and Plans for NovaGold” and Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
      The acquisition of NovaGold by Barrick will consolidate Barrick’s interest in the Donlin Creek project and add the Galore Creek project to Barrick’s unrivalled pipeline of projects.
Conditions of the Offer
      Barrick reserves the right to withdraw or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer unless the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by Barrick at or prior to the Expiry Time. The Offer is conditional upon, among other things, there having been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Common Shares which constitutes at least 50.1% of the Common Shares then outstanding on a fully diluted basis. See Section 4 of the Offer, “Conditions of the Offer”.
Take Up and Payment for Deposited Common Shares
      Upon and subject to the terms and conditions of the Offer, Barrick will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn promptly and in any event not later than 10 days after the Expiry Date. Any Common Shares taken up will be paid for promptly and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date upon which Common Shares are first taken up by Barrick under the Offer but before the Expiry Time (i.e., during the subsequent offering period) will be taken up and paid for within 10 days of such deposit. See Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”.
Withdrawal of Deposited Common Shares
      Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time (i) before the Common Shares deposited to the Offer are taken up by Barrick (including Common Shares deposited in any subsequent offering period), (ii) if the Common Shares have not been paid for by Barrick within three business days after having been taken up, (iii) up until the tenth day following the day Barrick files a notice announcing that it has changed or varied the Offer unless, among other things, prior to filing the notice, Barrick had taken up the Common Shares, or the change in the Offer consists solely of an increase in the consideration offered and the Offer is not extended for more than ten days, or the change in the Offer consists solely of the waiver of a condition of the Offer, and (iv) if Barrick has not taken up the Common Shares within 60 days of the commencement of the Offer, at any time after the 60-day period until Barrick takes up the Common Shares. See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”. Except as so indicated or as otherwise required by applicable Laws, deposits of Common Shares are irrevocable.
Acquisition of Common Shares Not Deposited
      If the Offer remains open for at least four months and within four months after the date of the Offer the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares and Barrick acquires such deposited Common Shares under the Offer, Barrick may acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. If Barrick takes up and pays for Common Shares validly deposited under the Offer and a Compulsory Acquisition is not available or Barrick elects not to pursue a Compulsory Acquisition, Barrick currently intends, depending upon the number of Common Shares taken up and paid for under the Offer, to cause one or more special meetings of Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving NovaGold and Barrick or an affiliate of Barrick for the purpose of enabling Barrick or an affiliate of Barrick to acquire all Common Shares not acquired under the Offer.
      The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving NovaGold will necessarily depend on a variety of factors, including the number of Common Shares acquired under the Offer. Although Barrick currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in Barrick’s ability to effect such a transaction, information hereafter obtained by Barrick, changes in general economic, industry, regulatory or market conditions or in the business of NovaGold, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. There is no assurance that such a transaction will be completed, in particular if Barrick acquires less than 75% of the outstanding Common Shares on a fully diluted basis pursuant to the Offer. See Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
Shareholder Rights Plan
      On April 21, 2006, the NovaGold Board of Directors adopted a Shareholder Rights Plan which was approved by Shareholders on May 31, 2006. The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or some action must be taken by the NovaGold Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed. See “Shareholder Rights Plan” in Section 12 of the Circular.
      Barrick believes that at the Expiry Time, NovaGold and the NovaGold Board of Directors and Shareholders will have had more than adequate time to fully consider the Offer and any available alternative transactions and to determine whether to deposit their Common Shares under the Offer.
      The Offer is being made on the condition, among others, that the Shareholder Rights Plan does not and will not adversely affect the Offer or Barrick either before or on consummation of the Offer or the purchase of Common Shares of NovaGold under a Compulsory Acquisition or consummation of any Subsequent Acquisition Transaction. See Section 4 of the Offer, “Conditions of the Offer”.
Canadian Federal Income Tax Considerations
      A Shareholder who is resident in Canada, who holds Common Shares as capital property and who sells such shares to Barrick under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Common Shares.
      Generally, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax in Canada in respect of any capital gain realized on the sale of Common Shares to Barrick under the Offer, unless those shares constitute “taxable Canadian property” to such Shareholder within the meaning of the Tax Act and that gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention.
      The foregoing is a very brief summary of certain Canadian federal income tax consequences. See Section 17 of the Circular, “Canadian Federal Income Tax Considerations” for a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.
United States Federal Income Tax Considerations
      A Shareholder who is a citizen or resident of the United States who sells Common Shares in the Offer generally will recognize gain or loss for US federal income tax purposes equal to the difference, if any, between the amount of cash received and the Shareholder’s adjusted tax basis in the Common Shares sold in the Offer. If the Common Shares sold constitute capital assets in the hands of the US Shareholder, the gain or loss will be a capital gain or loss. In general, capital gains recognized by an individual, estate or trust will be subject to a maximum US federal income tax rate of 15% if the Common Shares were held for more than one year.
      The foregoing is a very brief summary of certain US federal income tax consequences. See Section 18 of the Circular, “United States Federal Income Tax Considerations” for a summary of the principal US federal income tax considerations generally applicable to US Shareholders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.
Stock Exchange Listing
      The Common Shares of NovaGold are listed on the TSX and the AMEX under the symbol “NG”. See Section 4 of the Circular, “Price Range and Trading Volume of NovaGold Common Shares”. Depending on the number of Common Shares purchased by Barrick under the Offer, it is possible that the Common Shares will fail to meet the criteria of the TSX and/or the AMEX for continued listing on such exchange(s). If permitted by applicable Laws, Barrick intends to cause NovaGold to apply to delist the Common Shares from the TSX and the AMEX as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. See Section 16 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

Depositary, US Forwarding Agent and Information Agent
      Barrick has engaged CIBC Mellon Trust Company to act as the Depositary. Barrick has also retained Mellon Investor Services LLC to act as the US Forwarding Agent for the Offer. In such capacity, the Depositary and the US Forwarding Agent will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at the offices specified in the Letter of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by Barrick under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares. See Section 20 of the Circular, “Depositary and US Forwarding Agent”.
      Barrick has engaged Georgeson Shareholder Communications Canada Inc. as the Information Agent to provide a resource for information for Shareholders.
Dealer Managers and Soliciting Dealer Group
      Barrick has engaged the services of CIBC World Markets Inc. as Dealer Manager in Canada to assist Barrick and solicit acceptances of the Offer in Canada, and CIBC World Markets Corp. will act as Dealer Manager in the United States in connection with the Offer. The Canadian Dealer Manager intends to form a Soliciting Dealer Group to solicit acceptances of the Offer from persons resident in Canada. See Section 21 of the Circular, “Dealer Managers and Soliciting Dealer Group”.

GLOSSARY
      This Glossary forms a part of the Offer. In the Offer, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless the subject matter or context is inconsistent therewith, the following terms shall have the meanings set out below:
“2003 Warrants” means the warrants to acquire Common Shares issued pursuant to the warrant indenture dated October 1, 2003 between NovaGold and Computershare Trust Company of Canada, each of such 2003 Warrants being exercisable for one Common Share at an exercise price of Cdn.$7.00 per Common Share, expiring on October 1, 2008;
“2005 Warrants” means the warrants to acquire Common Shares issued pursuant to the warrant indenture dated July 7, 2005 between NovaGold and Computershare Trust Company of Canada, each of such 2005 Warrants being exercisable for one Common Share at an exercise price of Cdn.$12.10 per Common Share, expiring on January 7, 2008;
“Acquiring Person” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“affiliate” has the meaning ascribed thereto in the OSA;
“Agent’s Message” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance  — Acceptance by Book-Entry Transfer”;
“AMEX” means the American Stock Exchange;
“AMF” means the Autorité des marchés financiers (Québec);
“Antitrust Division” has the meaning ascribed thereto in Section 11 of the Circular, “Regulatory Matters  — US Federal Antitrust Laws”;
“ARC” has the meaning ascribed thereto in Section 11 of the Circular, “Regulatory Matters — Competition Act”;
“associate” has the meaning ascribed thereto in the OSA;
“Barrick” means Barrick Gold Corporation, a corporation existing under the laws of the Province of Ontario and, where the context requires, its subsidiaries and joint ventures;
“Beneficial Owner” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account at CDS or DTC, as applicable;
“business combination” has the meaning ascribed thereto in Rule 61-501;
“business day” has the meaning ascribed thereto in section 89(1) of the OSA;
“Canadian Dealer Manager” means CIBC World Markets Inc.;
“CDS” means The Canadian Depositary for Securities Limited;
“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;
“CIBC World Markets” has the meaning ascribed thereto in Section 5 of the Circular, “Background to the Offer”;
“Circular” means the circular accompanying and forming part of the Offer;
“Code” has the meaning ascribed thereto in Section 18 of the Circular, “United States Federal Income Tax Considerations”;
“Commissioner” means the Commissioner of Competition appointed under the Competition Act;
“Common Shares” means the issued and outstanding common shares in the capital of NovaGold, including common shares that may become issued and outstanding after the date of the Offer upon the conversion, exchange or exercise of Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for common shares in the capital of NovaGold (other than SRP Rights), together with the associated SRP Rights, and “Common Share” means any one Common Share and its associated SRP Right;
“Competing Permitted Bid” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“Competition Act” means the Competition Act (Canada), as amended;

“Compulsory Acquisition” has the meaning ascribed thereto in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“CRA” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations”;
“Credit Facility” has the meaning ascribed thereto in Section 7 of the Circular, “Source of Funds”;
“Dealer Managers” means, collectively, the Canadian Dealer Manager and the US Dealer Manager;
“Depositary” means CIBC Mellon Trust Company;
“Deposited Common Shares” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;
“Dissenting Offeree” has the meaning ascribed thereto in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“Distributions” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance  — Dividends and Distributions”;
“DTC” means The Depository Trust Company;
“Dundee Securities” has the meaning ascribed thereto in Section 5 of the Circular, “Background to the Offer”;
“Effective Time” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance  — Power of Attorney”;
“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP);
“Expiry Date” means September 15, 2006, or such later date or dates as may be fixed by Barrick from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by Barrick;
“Expiry Time” means 6:00 p.m. (Toronto time) on the Expiry Date, or such other time or times on such other date or dates as may be fixed by Barrick from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by Barrick;
“Flip-in Event” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“FTC” has the meaning ascribed thereto in Section 11 of the Circular, “Regulatory Matters — US Federal Antitrust Laws”;
“fully diluted basis” means, with respect to the Common Shares, that number of Common Shares which would be outstanding if all securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares were converted, exchanged or exercised, as applicable, other than SRP Rights;
“going private transaction” has the meaning ascribed thereto in Regulation Q-27;
“Governmental Entity” means: (i) any supranational body or organization (such as the European Union and the EFTA Surveillance Authority), nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court; and (iii) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;
“Grace Property” has the meaning ascribed thereto in Section 5 of the Circular, “Background to the Offer”;
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission;
“HSR Filing” has the meaning ascribed thereto in Section 11 of the Circular, “Regulatory Matters — US Federal Antitrust Laws”;
“Information Agent” means Georgeson Shareholder Communications Canada Inc.;
“IRS” has the meaning ascribed thereto in Section 18 of the Circular, “United States Federal Income Tax Considerations”;

“Laws” means any applicable laws including supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;
“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offer (printed on green paper), or a facsimile thereof;
“Material Adverse Effect” means, in respect of any person, an effect that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending, or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations, licences, permits, results of operations, prospects, memorandum, articles, by-laws, rights or privileges of the relevant person;
“Minimum Deposit Condition” has the meaning ascribed thereto in paragraph (a) of Section 4 of the Offer, “Conditions of the Offer”;
“Non-Resident Holder” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada”;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer (printed on blue paper), or a facsimile thereof;
“Notice of Withdrawal” has the meaning ascribed thereto in Section 8 of the Offer, “Withdrawal of Deposited Common Shares”;
“NovaGold” means NovaGold Resources Inc., a company existing under the laws of the Province of Nova Scotia and, where the context requires, its subsidiaries and joint ventures;
“NSCA” means the Companies Act (Nova Scotia), as amended;
“Offer” means the offer to purchase Common Shares made hereby to the Shareholders pursuant to the terms set out herein;
“Offeror’s Notice” has the meaning ascribed thereto in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;
“Option Agreement” has the meaning ascribed thereto in Section 5 of the Circular, “Background to the Offer”;
“Options” means the options to acquire Common Shares issued pursuant to NovaGold’s stock option plan or any other plan, agreement or arrangement which provides for the issuance of options to acquire Common Shares;
“OSA” means the Securities Act (Ontario), as amended;
“OSC” means the Ontario Securities Commission;
“Permitted Bid” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“PFIC” has the meaning ascribed thereto in Section 18 of the Circular, “United States Federal Income Tax Considerations — Passive Foreign Investment Companies”;
“Pioneer” means Pioneer Metals Corporation, a corporation existing under the laws of the Province of British Columbia;
“Pioneer Claim” has the meaning ascribed thereto in Section 5 of the Circular, “Background to the Offer”;
“Placer Dome” has the meaning ascribed thereto in Section 1 of the Circular, “Barrick”;
“Potential Transaction” has the meaning ascribed thereto in Section 5 of the Circular, “Background to the Offer”;
“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance  — Power of Attorney”;
“Redeemable Shares” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations — Subsequent Acquisition Transaction”;
“Regulation Q-27” means Regulation Q-27 — Protection of Minority Securityholders in the Course of Certain Transactions of the AMF, as amended;
“Regulations” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations”;

“Resident Holder” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations — Shareholders Resident in Canada”;
“Rights Certificates” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“Rule 61-501” means OSC Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions and its companion policy, as amended;
“SEC” means the US Securities and Exchange Commission;
“Separation Time” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“Shareholder Rights Plan” means the shareholder rights plan agreement dated April 21, 2006 entered into between NovaGold and Computershare Investor Services Inc.;
“Shareholders” means the holders of Common Shares and “Shareholder” means any one of them;
“Soliciting Dealer” has the meaning ascribed thereto in Section 21 of the Circular, “Dealer Managers and Soliciting Dealer Group”;
“Soliciting Dealer Group” has the meaning ascribed thereto in Section 21 of the Circular, “Dealer Managers and Soliciting Dealer Group”;
“SRP Exercise Price” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”;
“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;
“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”;
“subsidiary” has the meaning ascribed thereto in the OSA;
“take up” in reference to Common Shares means to accept such Common Shares for payment by giving written notice of such acceptance to the Depositary and “taking up” and “taken up” have corresponding meanings;
“Tax Act” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations”;
“Tax Proposals” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations”;
“TSX” means the Toronto Stock Exchange;
“United States” or “US” means the United States of America, its territories and possessions, and any State of the United States, as applicable;
“US Business Day” means any day other than a Saturday, Sunday or federal holiday in the United States;
“US Dealer Manager” means CIBC World Markets Corp.;
“US Exchange Act” means the US Securities Exchange Act of 1934, as amended;
“US Forwarding Agent” means Mellon Investor Services LLC;
“US Securities Act” means the US Securities Act of 1933, as amended;
“US Shareholder” has the meaning ascribed thereto in Section 18 of the Circular, “United States Federal Income Tax Considerations”;
“US Treaty” has the meaning ascribed thereto in Section 17 of the Circular, “Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer or a Compulsory Acquisition”;
“Voting Shares” has the meaning ascribed thereto in Section 12 of the Circular, “Shareholder Rights Plan”; and
“Warrants” means collectively the 2003 Warrants and the 2005 Warrants.

OFFER
      The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Certain terms used in the Offer, where not otherwise defined herein, are defined in the Glossary.
August 4, 2006
TO: THE HOLDERS OF COMMON SHARES OF NOVAGOLD RESOURCES INC.

1.	The Offer
      Barrick is offering, upon and subject to the terms and conditions of the Offer, to purchase all of the issued and outstanding Common Shares of NovaGold, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares, at a price of $14.50 cash per Common Share.
      The Offer is made only for Common Shares and is not made for any Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights). Any holder of Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares (other than SRP Rights) who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, exercise the Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares that the holder will have certificates representing the Common Shares received on such exercise available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer. Also see “Notice to Holders of Options or Warrants” on page i.
      Shareholders who have deposited their Common Shares pursuant to the Offer will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by Barrick for the Common Shares will be allocated to the SRP Rights.
      All amounts payable under the Offer will be paid in US dollars.
      Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Common Shares to the Offer may have rights of dissent in the event Barrick elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
      Barrick reserves the right, to the extent permitted by applicable Law, to have multiple take-up dates (i.e., to take up Common Shares on more than one date) in order to (i) achieve the ownership thresholds that would allow Barrick to proceed with a Compulsory Acquisition or a Subsequent Acquisition Transaction, as described under “Acquisition of Common Shares Not Deposited” in Section 13 of the Circular, and (ii) provide Shareholders with additional opportunities to tender their Common Shares under the Offer. Barrick is currently requesting such relief as may be required to permit Barrick to take up Common Shares in accordance with Canadian law and practice, as described under “Regulatory Matters — US Securities and Exchange Commission Relief” in Section 11 of the Circular. Barrick reserves the right to offer a “subsequent offering period”, which is an additional period of time starting after the first date upon which Common Shares are taken up by Barrick during which Shareholders may accept the Offer. If Barrick elects to offer a subsequent offering period, Barrick will make a public announcement to that effect in any manner required by Law and, if required by applicable Law, mail a copy of the notice of variation as provided under Section 5 of the Offer, “Extension, Variation or Change in the Offer”.
      The decision of Barrick to have multiple take-up dates will not affect the right of the Shareholders to withdraw their Common Shares until the Common Shares so deposited to the Offer are taken up, as described under “Withdrawal of Deposited Common Shares” in Section 8 of the Offer.
      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of,

Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Barrick may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.
      Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Common Shares.

2.	Time for Acceptance
      The Offer is open for acceptance until 6:00 p.m. (Toronto time) on September 15, 2006 or such later time or times and date or dates as may be fixed by Barrick from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by Barrick.
3.   Manner of Acceptance
Letter of Transmittal
      The Offer may be accepted by delivering to the Depositary or the US Forwarding Agent at any of the offices of the Depositary or the US Forwarding Agent listed in the Letter of Transmittal (printed on green paper) accompanying the Offer, so as to be received at or prior to the Expiry Time:

(a)	certificate(s) representing the Common Shares in respect of which the Offer is being accepted;

(b)	a Letter of Transmittal in the form accompanying the Offer or a manually executed facsimile thereof, properly completed and executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required); and

(c)	all other documents required by the instructions set out in the Letter of Transmittal.
      Participants of CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under the Offer. CDS and DTC will be issuing instructions to its participants as to the method of depositing such Shares under the terms of the Offer.
      Except as otherwise provided in the instructions set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) deposited therewith, and in certain other circumstances as set out in the Letter of Transmittal, the certificate(s) representing the Common Shares must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed, by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution (except that no guarantee is required if the signature is that of an Eligible Institution).
      In addition, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.
      Unless waived by Barrick, holders of Common Shares are required to deposit one SRP Right for each Common Share in order to effect a valid deposit of such Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur before the Expiry Time, a deposit of Common Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs before the Expiry Time and Rights Certificates are distributed by NovaGold to Shareholders prior to the time that the holder’s Common Shares are deposited under the Offer, in order for the Common Shares to be validly deposited, Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited must be delivered to the Depositary or the US Forwarding Agent, as applicable. If the Separation Time occurs before the Expiry Time and Rights Certificates are not distributed by the time that a Shareholder deposits its Common Shares under the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described below. In any case, a deposit of Common Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited under the Offer to the Depositary or the US Forwarding Agent, as applicable, on or before the third trading day on the

TSX after the date, if any, that Rights Certificate(s) are distributed. Barrick reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary or the US Forwarding Agent receive, prior to taking up the Common Shares for payment pursuant to the Offer, Rights Certificate(s) from a Shareholder representing SRP Rights equal in number to the Common Shares deposited by such holder.
Procedure for Guaranteed Delivery
      If a Shareholder wishes to deposit Common Shares under the Offer and either the certificate(s) representing the Common Shares are not immediately available or the certificate(s) and all other required documents cannot be delivered to the Depositary or the US Forwarding Agent at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a properly completed and executed Notice of Guaranteed Delivery (printed on blue paper) in the form accompanying the Offer, or a manually executed facsimile thereof, including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at or prior to the Expiry Time at its office in Toronto, Ontario listed on the Notice of Guaranteed Delivery;

(c)	the certificate(s) representing all deposited Common Shares, and, if the Separation Time has occurred before the Expiry Time and Rights Certificates have been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required) and all other documents required thereby, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date; and

(d)	in the case of SRP Rights where the Separation Time has occurred before the Expiry Time but Rights Certificates have not been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing all deposited SRP Rights, together with a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required) and all other documents required thereby, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after Rights Certificates are distributed to Shareholders.
      The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by facsimile or mailed to the Depositary at its office in Toronto, Ontario listed on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Common Shares and all other required documents to any office other than the Toronto, Ontario office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.
Acceptance by Book-Entry Transfer
      Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.
      Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.
      Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal (or a facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures do not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary and should not be sent to the US Forwarding Agent.
      The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that Barrick may enforce such agreement against such participant.
General
      The Offer will be deemed to be accepted only if the Depositary or the US Forwarding Agent, as applicable, has actually physically received the requisite documents at or before the time specified. In all cases, payment for Common Shares deposited and taken up by Barrick under the Offer will be made only after timely receipt by the Depositary or the US Forwarding Agent of (a) certificate(s) representing the Common Shares, (b) a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and executed, covering such Common Shares with the signature(s) guaranteed in accordance with the instructions set out in the Letter of Transmittal, and (c) all other required documents.
      The method of delivery of certificate(s) representing Common Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the Shareholder depositing those documents. Barrick recommends that those documents be delivered by hand to the Depositary or the US Forwarding Agent, as applicable, and that a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary or the US Forwarding Agent at or prior to the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary or the US Forwarding Agent, as applicable.
      Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Common Shares.
      All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Common Shares deposited under the Offer will be determined by Barrick in its reasonable discretion. Depositing Shareholders agree that such determination will be final and binding, subject to a party’s ability to seek judicial review of any determination. Barrick reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. Barrick reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation of Barrick, the Depositary, the US Forwarding Agent, the Information Agent, the Dealer Managers or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred or suffered by any of them for failure to give any such notice. Barrick’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding, subject to a party’s ability to seek judicial review of any determination.
      Under no circumstances will interest accrue or any amount be paid by Barrick or the Depositary by reason of any delay in making payments for Common Shares to any person on account of Common Shares accepted for payment under the Offer.
      Barrick reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Dividends and Distributions
      Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder deposits, sells, assigns and transfers to Barrick all right, title and interest in and to the Common Shares covered by the Letter of Transmittal delivered to the Depositary or the US Forwarding Agent (the “Deposited Common Shares”) and in and to all rights and benefits arising from such Deposited Common Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Common Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).
Power of Attorney
      The execution of a Letter of Transmittal (or, in the case of shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective at and after the time (the “Effective Time”) that Barrick takes up the Deposited Common Shares, each director or officer of Barrick, and any other person designated by Barrick in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Common Shares covered by the Letter of Transmittal or book-entry transfer (which Common Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder:

(a)	to register or record the transfer and/or cancellation of such Purchased Securities to the extent consisting of securities on the appropriate securities registers maintained by or on behalf of NovaGold;

(b)	for so long as any such Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Laws), as and when requested by Barrick, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to Barrick in respect of any or all Purchased Securities, to revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and to designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of NovaGold;

(c)	to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and

(d)	to exercise any other rights of a Shareholder with respect to such Purchased Securities and such Distributions, all as set out in the Letter of Transmittal.
      A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Common Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Common Shares or any Distributions by or on behalf of the depositing Shareholder unless the deposited Common Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.
      A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of NovaGold and, except as may otherwise be agreed with Barrick, not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to Barrick any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to designate or appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by Barrick as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.
Further Assurances
      A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of Barrick, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to Barrick. Each authority therein conferred or agreed to be conferred is, to the extent permitted by applicable Laws, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by applicable Laws, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.
Formation of Agreement; Shareholder’s Representations and Warranties
      The acceptance of the Offer pursuant to the procedures set out above constitutes a binding agreement between a depositing Shareholder and Barrick, effective immediately following the time at which Barrick takes up the Common Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that (i) the person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Common Shares and any Distributions deposited under the Offer, (ii) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Common Shares and any Distributions deposited under the Offer, (iii) the Deposited Common Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Common Shares or Distributions, to any other person, (iv) the deposit of the Deposited Common Shares and Distributions complies with applicable Laws, and (v) when the Deposited Common Shares and Distributions are taken up and paid for by Barrick, Barrick will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer
      Notwithstanding any other provision of the Offer and subject to applicable Laws, Barrick will have the right to withdraw or terminate the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by Barrick at or prior to the Expiry Time:

(a)	there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which constitutes at least 50.1% of the Common Shares outstanding calculated on a fully diluted basis (the “Minimum Deposit Condition”);

(b)	Barrick shall have determined in its reasonable discretion that, on terms reasonably satisfactory to Barrick: (i) the NovaGold Board of Directors shall have waived the application of the Shareholder Rights Plan to the purchase of Common Shares by Barrick under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Common Shares by Barrick under the Offer, any Compulsory Acquisitions or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Common Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(c)	any government or regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that are, in Barrick’s reasonable discretion, necessary or advisable to complete the Offer, any

Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Barrick in its reasonable discretion;

(d)	there shall not be in effect or threatened any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or the acquisition of Common Shares under the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction;

(e)	no act, action, suit or proceeding shall have been taken or threatened or be pending before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, company, firm, group or other entity), whether or not having the force of Law:

(i)	challenging the Offer or the ability of Barrick to make or maintain the Offer;

(ii)	seeking to prohibit, restrict or impose material limitations or conditions on: (A) the acquisition by, or sale to, Barrick of any Common Shares, (B) the take-up or acquisition of Common Shares by Barrick, (C) the delivery of cash in consideration for Common Shares taken up or acquired by Barrick, (D) the ability of Barrick to acquire or hold, or exercise full rights of ownership of, any Common Shares, (E) the ownership or operation or effective control by Barrick of any material portion of the business or assets of NovaGold or its affiliates or subsidiaries or to compel Barrick or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of NovaGold or any of its affiliates or subsidiaries as a result of the Offer, or (F) the ability of Barrick and its affiliates and subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(iii)	seeking to obtain from Barrick or any of its affiliates or subsidiaries or NovaGold or any of its affiliates or subsidiaries any material damages directly or indirectly in connection with the Offer;

(iv)	which, if successful, in the reasonable discretion of Barrick, would be reasonably likely to result in a Material Adverse Effect on NovaGold or its affiliates or subsidiaries, taken as a whole, if the Offer were consummated; or

(v)	which, if successful, in the reasonable discretion of Barrick, would make uncertain the ability of Barrick and its affiliates and subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(f)	there shall not be in effect or threatened any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or the acquisition of Common Shares under the Offer, or any Compulsory Acquisition or Subsequent Acquisition Transaction and there shall not exist any Law, nor shall any Law have been proposed, enacted, entered, promulgated or applied, nor shall there be in effect, pending or threatened any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity or other legal restraint or prohibition which would have the effect of prohibiting, restricting, making illegal or imposing material limitations or conditions on (i) the acquisition by, or sale to, Barrick of any Common Shares, (ii) the take-up or acquisition of Common Shares by Barrick, (iii) the delivery of cash in consideration for Common Shares taken up or acquired by Barrick, (iv) the ability of Barrick to acquire or hold, or exercise full rights of ownership of, any Common Shares, (v) the ownership or operation or effective control by Barrick of any material portion of the business or assets of NovaGold or its affiliates or subsidiaries or to compel Barrick or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of NovaGold or any of its affiliates or subsidiaries as a result of the Offer, or (vi) the ability of Barrick and its affiliates and subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(g)	Barrick shall not have become aware of any adverse claims, impairments, rights, interests, limitations or other restrictions of any kind whatsoever not specifically and publicly disclosed by NovaGold prior to July 24, 2006, being the date of Barrick’s announcement of its intention to make the Offer, in respect of any of NovaGold’s properties or assets, including any mineral rights or concessions;

(h)	Barrick shall have determined, in its reasonable discretion, that none of the following shall exist or shall have occurred (which has not been cured or waived), or is threatened: (i) any property, right, franchise, concession, permit or licence of NovaGold or of any of its affiliates or subsidiaries has been or may be impaired or otherwise adversely affected, whether as a result of the making of the Offer, taking up and paying for Common Shares deposited under the Offer, the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or otherwise, on a basis which might reduce the expected economic value to Barrick of the acquisition of NovaGold or make it inadvisable for Barrick to proceed with the Offer and/or with taking up and paying for Common Shares deposited under the Offer; or (ii) any covenant, term or condition in any of the notes, bonds, mortgages, indentures, licences, leases, contracts, agreements or other instruments or obligations to which NovaGold or any of its affiliates or subsidiaries is a party or to which they or any of their properties or assets are subject that might reduce the expected economic value to Barrick of the acquisition of NovaGold or make it inadvisable for Barrick to proceed with the Offer and/or taking up and paying for Common Shares deposited under the Offer, and/or completing a Compulsory Acquisition or Subsequent Acquisition Transaction (including, but not limited to, any default, right of termination, acceleration, right of first refusal, pre-emptive right, purchase right, loss of control or operatorship, pricing change or other event that might ensue as a result of Barrick taking up and paying for Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction);

(i)	Barrick shall have determined, in its reasonable discretion, that there shall be no change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after July 24, 2006 (being the date of Barrick’s announcement of its intention to make the Offer), that has or may have a Material Adverse Effect on NovaGold and its affiliates or subsidiaries, taken as a whole and that the Offer, if consummated, shall not trigger a Material Adverse Effect on NovaGold and its affiliates and subsidiaries, taken as a whole and Barrick shall not have become aware of any change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after July 24, 2006, that, in the reasonable discretion of Barrick, has had or may have a Material Adverse Effect on NovaGold and its affiliates and subsidiaries, taken as a whole;

(j)	Barrick shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made, in any document filed by or on behalf of NovaGold with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States or elsewhere, including any prospectus, annual information form, financial statement, material change report, management proxy circular, feasibility study, pre-feasibility study, economic assessment or executive summary thereof, press release or any other document so filed by NovaGold, and NovaGold shall have disclosed all material changes in relation to NovaGold which occurred prior to July 24, 2006 in a non-confidential material change report filed with the OSC prior to July 24, 2006;

(k)	there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX or the AMEX; (ii) any extraordinary or material adverse change in the financial markets in Canada or the United States; (iii) any change in the general political, market, economic or financial conditions in any country that could, in the reasonable discretion of Barrick, have a Material Adverse Effect on NovaGold and its affiliates and subsidiaries, taken as a whole; (iv) a material change in United States or Canadian currency exchange rates or a suspension of, or limitation on, the markets therefor; (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States; (vi) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable discretion of Barrick, might affect the extension of credit by banks or other lending institutions in Canada or the United States; (vii) a commencement of war or armed hostilities or other national or international calamity involving Canada or the United States; or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

(l)	Barrick shall have determined in its reasonable discretion that none of NovaGold, any of its affiliates or subsidiaries or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event (in each case other than an action or failure to take an action specifically and publicly disclosed by NovaGold prior to July 24, 2006), which might reduce the expected economic value to Barrick of the acquisition of NovaGold or make it inadvisable for Barrick to proceed with the Offer and/or with the taking up and paying for Common Shares under the Offer and/or the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limiting the generality of the foregoing: (i) any action or event with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of NovaGold or any of its affiliates or subsidiaries (other than any such sale, disposition or other dealing between NovaGold and any affiliate or subsidiary of NovaGold or in the ordinary course of business consistent with past practice), any issuance of securities (other than in connection with the exercise of Options or Warrants existing on the date hereof, in accordance with their terms as publicly disclosed prior to the date hereof) or options or rights to purchase securities, the payment of any dividends or other distributions or payments (except in the ordinary course of business consistent with past practice), any incurrence of material debt or project financing or material steps in furtherance of the foregoing, any acquisition of assets (except in the ordinary course of business consistent with past practice) or securities by NovaGold or any of its affiliates or subsidiaries or any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving NovaGold or any of its affiliates or subsidiaries or any capital expenditure by NovaGold or any of its affiliates or subsidiaries not in the ordinary course of business and consistent with past practice; (ii) adopting, establishing or entering into, on or after July 24, 2006, any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of NovaGold’s or its affiliates or subsidiaries’ employees, consultants or directors; (iii) adopting, establishing or entering into, or amending or making, on or after July 24, 2006, grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of NovaGold or any of its affiliates or subsidiaries, whether or not as a result of or in connection with the transactions contemplated by the Offer and Circular; (iv) except as may be required by Law, taking any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Act of 1974, as amended) of NovaGold or any of its affiliates or subsidiaries; or (v) any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to NovaGold, or any agreement to engage in any of the foregoing.

      The Offer is not conditional on Barrick’s concurrent offer for the outstanding common shares of Pioneer.
      The foregoing conditions are for the exclusive benefit of Barrick and may be waived by it in whole or in part at any time. The foregoing conditions may be asserted by Barrick regardless of the circumstances giving rise to any such condition. The failure by Barrick at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed to be an ongoing right that may be asserted at any time and from time to time.
      Any waiver of a condition or the termination or withdrawal of the Offer will be deemed to have been given and to be effective upon written notice or other communication confirmed in writing by Barrick to that effect to the Depositary at its principal office in Toronto, Ontario. Forthwith after giving any such notice, Barrick will make a public announcement of such waiver or withdrawal and, to the extent required by applicable Laws, will cause the Depositary as soon as practicable thereafter to notify the Shareholders in the manner set out in Section 10 of the Offer, “Notices and Delivery”, and will provide a copy of the aforementioned notice to the TSX and the AMEX and file such notice with the SEC. If the Offer is withdrawn, Barrick will not be obligated to take up, accept for payment or pay for any Common Shares deposited under the Offer and each of the Depositary and the US Forwarding Agent will promptly return all certificate(s) representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5.	Extension, Variation or Change in the Offer
      The Offer is open for acceptance until, but not after, the Expiry Time, subject to extension or variation in Barrick’s sole discretion, unless the Offer is withdrawn by Barrick.
      Subject to the limitations hereafter described, Barrick reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Laws), to extend the Expiry Date or the Expiry Time or to vary the Offer by giving written notice (or other communication subsequently confirmed in writing, provided that such confirmation is not a condition of the effectiveness of the notice) of such extension or variation to the Depositary at its principal office in Toronto, Ontario. Upon the giving of such notice or other communication extending the Expiry Date or the Expiry Time, the Expiry Date or the Expiry Time, as applicable, shall be, and be deemed to be, so extended or, in the case of a variation, the Offer will be, and will be deemed to be, varied in the manner described in such notice, as the case may be. Where required by Law, promptly thereafter Barrick will cause the Depositary to provide a copy of such notice in the manner set out in Section 10 of the Offer, “Notices and Delivery”, to all registered Shareholders whose Common Shares have not been taken up prior to the extension or variation. Barrick shall, as soon as possible after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable Laws. Such announcement will be made promptly, in the case of a variation, and in the case of an extension (which notice shall include disclosure of the approximate number of Common Shares deposited to date), no later than the earlier of (i) 9:00 a.m. (Toronto time) on the next US Business Day after the previously scheduled Expiry Date and (ii) the first opening of the AMEX on the next trading day after the previously scheduled Expiry Date. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario.
      Barrick may elect to provide for a subsequent offering period, which is an additional period of time starting after the first date upon which Common Shares are taken up by Barrick, during which Shareholders may accept the Offer. If Barrick does provide for a subsequent offering period, Barrick will extend the Offer beyond such first date upon which Common Shares are taken up for a subsequent offering period of not less than ten calendar days if, among other things, at such first date upon which Common Shares are taken up (i) all of the conditions to Barrick’s obligation to take up and pay for any Common Shares deposited under the Offer are satisfied or waived and (ii) Barrick immediately accepts for payment, and pays for, all Common Shares validly deposited under the Offer (and not withdrawn) in the initial offering period. Barrick will take up and pay for any Common Shares deposited during any such subsequent offering period at the end of each ten calendar day period during the subsequent offering period. Shareholders will maintain their right to withdraw their Common Shares deposited during a subsequent offering period at any time until the Common Shares so deposited are taken up by Barrick. If Barrick elects to provide for a subsequent offering period, it will make a public announcement, pursuant to applicable Law, by issuing a press release to that effect announcing also the approximate number and percentage of Common Shares deposited to date on or before the next US Business Day after the first day on which Barrick takes up or acquires Common Shares pursuant to the Offer. Barrick will immediately begin the subsequent offering period. Barrick is requesting relief to be allowed to (x) extend the subsequent offering period for a period longer than 20 US Business Days, and (y) take up the Common Shares during the subsequent offering period on a rolling basis at the end of each ten calendar day period, as permitted under Canadian securities Law and takeover practice. See Section 11 of the Circular, “Regulatory Matters — US Securities and Exchange Commission Relief”.
      Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of one or more conditions), the Offer will not expire before 10 days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable Laws and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by Governmental Entities. Notwithstanding the foregoing, if prior to the Expiry Time, Barrick changes the consideration offered pursuant to the Offer, reduces the percentage of the Common Shares sought or increases or decreases a dealer’s soliciting fee, and the Offer is scheduled to expire at any time earlier than the tenth US Business Day from the date that notice of such change or variation is first published, mailed or given to Shareholders, the Offer will be extended at least until the expiration of such tenth US Business Day.
      If, prior to the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of Barrick or of an affiliate of Barrick), Barrick will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set out in Section 10 of the Offer, “Notices and Delivery”, to all Shareholders whose Common Shares have not been taken up under the Offer at the date of the occurrence of the change, if required by applicable Laws.
      Promptly after giving notice of an extension, variation or change in information to the Depositary (including as a result of an election to provide for a subsequent offering period), Barrick will make a public announcement of such extension, variation or change in information to the extent and in the manner required by applicable Laws and provide a copy of the notice and of the announcement thereof to the TSX and the AMEX and the applicable securities regulatory authorities and extend the Offer to the extent required by applicable Laws. Barrick will file any such announcement with the SEC via the EDGAR filing system. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.
      Notwithstanding the foregoing, but subject to applicable Laws, the Offer may not be extended by Barrick if all of the terms and conditions of the Offer, except those waived by Barrick, have been fulfilled or complied with, unless Barrick first takes up all Common Shares deposited under the Offer and not withdrawn.
      During any extension or in the event of any variation of the Offer or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by Barrick in accordance with the terms hereof, subject to Section 8 of the Offer, “Withdrawal of Deposited Common Shares”. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by Barrick of its rights under Section 4 of the Offer, “Conditions of the Offer”.
      If, prior to the Expiry Time, the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were taken up before the increase.

6.	Take Up and Payment for Deposited Common Shares
      Upon and subject to the terms and conditions of the Offer (including without limitation the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”), Barrick will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn promptly and in any event not later than 10 days after the Expiry Date. Any Common Shares taken up will be paid for promptly and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by Barrick under the Offer but prior to the Expiry Time (i.e., during the subsequent offering period) will be taken up and paid for within 10 days of such deposit.
      Barrick will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn under the Offer if, as and when Barrick gives written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario to that effect. Subject to applicable Laws, including Rule 14e-1(c) under the US Exchange Act, which requires that Barrick pay the consideration offered or return deposited Common Shares promptly after the termination or withdrawal of the Offer, Barrick expressly reserves the right in its sole discretion to delay taking up and paying for any Common Shares or to, on or after the initial Expiry Time, withdraw or terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer, “Conditions of the Offer”, is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario. Barrick also expressly reserves the right in its sole discretion to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable Laws, including without limitation such period of time as may be necessary to obtain the approval of or clearance from any Governmental Entity. The ability of Barrick to delay the payment for Common Shares that Barrick has taken up may be limited by applicable Laws, including Rule 14e-1(c) under the US Exchange Act (as noted above). Barrick will not, however, take up any Common Shares deposited under the Offer unless it simultaneously takes up all Common Shares then validly deposited under the Offer. Subject to applicable Laws, Barrick further expressly reserves the right in its sole discretion to, at any time, withdraw or terminate the Offer and not take up or pay for any Common Shares if Barrick enters into a definitive agreement with NovaGold providing for a business combination transaction involving Barrick (or any of its affiliates) and NovaGold, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario.
      Barrick will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will any interest accrue or be paid by Barrick or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by Barrick, regardless of any delay in making payments for Common Shares.

      The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from Barrick and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares.
      Settlement with each Shareholder who has deposited (and not withdrawn) Common Shares under the Offer will be made by the Depositary issuing or causing to be issued a cheque payable in US funds in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the registered holder as shown on the securities registers maintained by or on behalf of NovaGold. Cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Laws, Barrick may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.
      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

7.	Return of Deposited Common Shares
      Any deposited Common Shares that are not taken up and paid for by Barrick pursuant to the terms and conditions of the Offer for any reason will be returned, at Barrick’s expense, to the depositing Shareholder promptly after the Expiry Time or withdrawal or termination of the Offer, by either (i) sending certificates representing the Common Shares not purchased by first class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities registers maintained by or on behalf of NovaGold, or (ii) in the case of Common Shares deposited by book-entry transfer of such Common Shares pursuant to the procedures set out in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer, such Common Shares will be credited to the depositing holder’s account maintained with CDS or DTC, as applicable.

8.	Withdrawal of Deposited Common Shares
      Except as otherwise stated in this Section 8 of the Offer or as otherwise required by applicable Laws, all deposits of Common Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Common Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder:

(a)	at any time before the Common Shares have been taken up by Barrick under the Offer (including any Common Shares deposited during any subsequent offering period);

(b)	if the Common Shares have not been paid for by Barrick within three business days after having been taken up;

(c)	at any time before the expiration of 10 days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of Barrick or of an affiliate of Barrick), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the time for deposit is not extended for more than 10 days, or a variation consisting solely of a waiver of a condition of the Offer);

is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Common Shares have not been taken up by Barrick at the date of the notice; or

(d)	at any time after 60 days from the commencement of the Offer, provided that the Common Shares have not been accepted for payment by Barrick prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.
      Withdrawals of Common Shares deposited under the Offer must be effected by a notice of withdrawal which meets the requirements set out below. A notice of withdrawal shall be deemed to be timely upon receipt by the Depositary or the US Forwarding Agent, as applicable, at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof), within the time limits indicated above, of a notice of withdrawal (a) made by a method, including facsimile transmission, that provides the Depositary or the US Forwarding Agent, as applicable, with a written or printed copy; and (b) which specifies the name of the depositing Shareholder, the number of Common Shares to be withdrawn and the name of the registered holder, if different from that of the depositing Shareholder (“Notice of Withdrawal”). The withdrawal of the Common Shares from the Offer will take effect upon actual receipt by the Depositary or the US Forwarding Agent, as applicable, of the properly completed Notice of Withdrawal.
      The relevant Shareholder will have the right to obtain physical possession of the certificates representing the Common Shares so withdrawn if the Notice of Withdrawal received by the Depositary or the US Forwarding Agent, as applicable, also meets the following requirements: (a) it must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn; and (b) it must specify the certificate number shown on each certificate representing the Common Shares to be withdrawn. Any signature in a Notice of Withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution.
      Alternatively, if Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, the applicable CDS or DTC account will be credited with the Common Shares so withdrawn if the Notice of Withdrawal received by the Depository or the US Forwarding Agent, as applicable, also meets the following requirements: (i) it must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn; and (ii) it must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with CDS’ or DTC’s procedures, as applicable. Any signature in such a Notice of Withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution.
      A withdrawal of Common Shares deposited under the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual physical receipt by the Depositary or the US Forwarding Agent, as applicable, of the properly completed Notice of Withdrawal.
      All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by Barrick in its sole discretion, and such determination will be final and binding, subject to a party’s ability to seek judicial review of any determination. There shall be no duty or obligation of Barrick, the Depositary, the US Forwarding Agent, the Information Agent, the Dealer Managers or any other person to give notice of any defects or irregularities in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.
      If Barrick extends the period of time during which the Offer is open, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to Barrick’s other rights, Common Shares deposited under the Offer may, subject to applicable Laws, be retained by the Depositary on behalf of Barrick and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set out in this Section 8 or pursuant to applicable Laws.
      Withdrawals cannot be rescinded and any Common Shares withdrawn will thereafter be deemed to be not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer, “Manner of Acceptance”.
      In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 24 of the Circular, “Statutory Rights”.

9.	Changes in Capitalization; Adjustments; Liens
      If, on or after the date of the Offer, NovaGold should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or disclose that it has taken or intends to take any such action, then Barrick may, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.
      Common Shares acquired under the Offer shall be transferred by the Shareholder and acquired by Barrick free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including without limitation the right to any and all dividends, distributions, payments, securities, property, rights (including SRP rights), assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares. If, on or after the date of the Offer, NovaGold should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Common Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of Barrick or its nominee or transferee on the securities registers maintained by or on behalf of NovaGold in respect of Common Shares accepted for purchase under the Offer, then (and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer), any such dividend, distribution, payment, securities, property, rights, assets or other interests will be received and held by the depositing Shareholder for the account of Barrick and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of Barrick, accompanied by appropriate documentation of transfer. Pending such remittance, Barrick will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, securities, property, rights, assets or other interests and may withhold the entire purchase price payable by Barrick under the Offer or deduct from the consideration payable by Barrick under the Offer the amount or value thereof, as determined by Barrick in its sole discretion.
      The declaration or payment of any such dividend or distribution may have tax consequences not discussed under “Canadian Federal Income Tax Considerations” in Section 17 of the Circular or under “United States Federal Income Tax Considerations” in Section 18 of the Circular.

10.	Notices and Delivery
      Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Laws, any notice to be given by Barrick or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the securities registers maintained by or on behalf of NovaGold and, unless otherwise specified by applicable Laws, will be deemed to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Laws, in the event of any interruption or delay of mail service following mailing, Barrick intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which Barrick or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if (a) it is given to the TSX and the AMEX for dissemination through their respective facilities; or (b) it is published once in either the National Edition of The Globe and Mail or The National Post and in La Presse and in either The New York Times or The Wall Street Journal; or (c) it is given to the Canada News Wire Service and the Dow Jones News Service for dissemination through their respective facilities. Barrick will file promptly or as otherwise required by applicable Law any notice with the SEC via the EDGAR filing system.
      The Offer and the Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares by first class mail, postage prepaid or made in such other manner as is permitted by applicable Laws and Barrick will use its reasonable efforts to furnish such documents to investment advisors, stockbrokers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear in the securities registers maintained by or on behalf of NovaGold in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Common Shares where such listings are received.
      Wherever the Offer calls for documents to be delivered to the Depositary or the US Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary or the US Forwarding Agent specified in the Letter of Transmittal or in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the US Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at the particular office at the address indicated in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

11.	Mail Service Interruption
      Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if Barrick determines that delivery thereof by mail may be delayed. Persons entitled to cheques and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the US Forwarding Agent, as applicable, to which the deposited certificate(s) for Common Shares were delivered until such time as Barrick has determined that delivery by mail will no longer be delayed. Barrick shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 10 of the Offer, “Notices and Delivery”. Notwithstanding Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary or the US Forwarding Agent, as applicable.

12.	Market Purchases
      Except as set forth below, Barrick reserves the right to, and may acquire, or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of the TSX, subject to applicable Laws, at any time prior to the Expiry Time. Subject to obtaining the requested relief described below, Barrick intends to make such purchases if and to the extent that market conditions, the trading price of the Common Shares and other factors make it desirable for Barrick to complete such purchases. In no event will Barrick make any such purchases of Common Shares until the third business day following the date of the Offer. If Barrick purchases Common Shares during the Offer other than pursuant to the Offer, the Common Shares so purchased will be counted in the determination as to whether the Minimum Deposit Condition has been fulfilled. The aggregate number of Common Shares acquired by Barrick through the facilities of the TSX after the date of the Offer to and including the Expiry Date shall not exceed 5% of the outstanding Common Shares as of the date of the Offer, and Barrick will issue and file a news release forthwith after the close of business of the TSX on each day on which such Common Shares have been purchased. The news release will disclose among other things, the purchaser, the number of Common Shares purchased by the purchaser on that day, the highest price paid by the purchaser for Common Shares on that day, the average price paid for the Common Shares purchased by the purchaser through the facilities of the TSX during the currency of the Offer, and the total number of securities owned by the purchaser as of the close of business of the TSX on that day. For the purposes of this Section 12, “Barrick” includes Barrick and any person acting jointly or in concert with Barrick. Applicable US securities Laws do not permit Barrick to purchase Common Shares outside of the Offer. Barrick currently intends to seek such relief as may be required to permit Barrick to purchase, or cause an affiliate to purchase, Common Shares outside the Offer. However, Barrick will not purchase Common Shares in the United States other than pursuant to the Offer. Also see Section 11 of the Circular, “Regulatory Matters — US Securities and Exchange Commission Relief”.
      Although Barrick has no present intention to sell Common Shares taken up under the Offer, subject to applicable Laws, Barrick and its affiliates reserve the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time, subject to compliance with applicable securities laws.

13.	Other Terms of the Offer

(a)	The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom. The foregoing shall not restrict the applicability to the Offer of the securities laws of the United States or any other applicable jurisdiction. However, Shareholders should be aware that the enforcement by Shareholders of civil liabilities under US federal securities laws may be affected adversely by the fact that Barrick is governed by the laws of the Province of Ontario, Canada, that some or all of its officers and directors may be residents of a foreign country, that some of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of Barrick may be located outside the United States.

(b)	Barrick reserves the right to transfer to one or more affiliates of Barrick the right to purchase all or any portion of the Common Shares deposited under the Offer, but any such transfer will not relieve Barrick of its obligation under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment under the Offer.

(c)	In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of Barrick by brokers or dealers licensed under the laws of such jurisdiction.

(d)	No broker, dealer or other person has been authorized to give any information or make any representation on behalf of Barrick not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No stockbroker, investment dealer or other person shall be deemed to be the agent of Barrick, the Depositary, the US Forwarding Agent, the Information Agent or the Dealer Managers for the purposes of the Offer.

(e)	The provisions of the Summary Term Sheet, the Glossary, the Summary, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

(f)	Barrick, in its reasonable discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Summary Term Sheet, the Glossary, the Summary, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares, subject to a party’s ability to seek judicial review of any determination.

(g)	Barrick reserves the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no duty or obligation of Barrick, the Depositary, the US Forwarding Agent, the Information Agent, the Dealer Managers or any other person to give notice of any defect or irregularity in the deposit of any Common Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

(h)	The Offer and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Barrick may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

      The Offer and the accompanying Circular constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: August 4, 2006	BARRICK GOLD CORPORATION
Gregory C. Wilkins President and Chief Executive Officer

CIRCULAR
      This Circular is furnished in connection with the accompanying Offer dated August 4, 2006 by Barrick to purchase all of the issued and outstanding Common Shares of NovaGold, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of Options, Warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares. The terms and conditions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to the manner of payment and withdrawal rights. Terms defined in the Offer, including the Glossary, and not defined in this Circular have the same meanings herein as in the Offer unless the context otherwise requires.
      Unless otherwise indicated, the information concerning NovaGold and Pioneer contained in the Offer and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities authorities and other public sources at the time of the Offer. Although Barrick has no knowledge that would indicate that any statements contained herein relating to NovaGold or Pioneer taken from or based on such documents and records are untrue or incomplete, neither Barrick nor any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by NovaGold or Pioneer to disclose events or facts that may have occurred or which may affect the significance or accuracy of any such information but that are unknown to Barrick except to the extent imposed by US federal securities Laws. Unless otherwise indicated, information concerning NovaGold is given as of February 24, 2006.

1.	Barrick
      Barrick is a leading international gold mining company with a portfolio of 27 operating mines and seven advanced exploration and development projects located across five continents, and a large land position on the world’s best exploration belts. Barrick holds a pre-eminent position within the gold mining industry. Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.
      The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Barrick and of the controlling persons of Barrick, and certain other information, is set forth on Schedule B hereto.
      Barrick’s shares are listed on the NYSE and the TSX under the symbol “ABX”. Barrick’s shares also trade on the London Stock Exchange, the SWX Swiss Exchange and Euronext-Paris. Barrick is a corporation existing under the Business Corporations Act (Ontario), as amended, resulting from the amalgamation of Barrick Gold Corporation and Placer Dome Inc. (“Placer Dome”) on May 9, 2006. Barrick’s head office and principal place of business is BCE Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, Canada M5J 2S1 (telephone: (416) 861-9911 or toll-free number: 1-800-720-7415).

2.	NovaGold
      NovaGold is engaged in the exploration of mineral properties in Alaska and Western Canada. NovaGold’s primary focus is gold properties some of which have significant copper, silver and zinc resources. Three of NovaGold’s properties, Galore Creek in Northwestern British Columbia, Donlin Creek in Southwestern Alaska (a joint venture with a subsidiary of Barrick) and the Nome Operations near Nome, Alaska, are advanced stage exploration projects with defined gold resources, and one property, the Ambler project in Northwestern Alaska, is an earlier stage polymetallic massive sulphide deposit.
      NovaGold was incorporated by filing a memorandum of association and articles of association on December 5, 1984, under the NSCA as 1562756 Nova Scotia Limited. On January 14, 1985, NovaGold changed its name to NovaCan Mining Resources (1985) Limited and on March 20, 1987, NovaGold changed its name to NovaGold Resources Inc.
      The Common Shares of NovaGold are listed on the TSX and the AMEX under the symbol “NG”. The registered office of NovaGold is located at 5151 George Street, Suite 1600, Halifax, Nova Scotia, Canada B3J 2N9. NovaGold’s principal office is located at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4 (telephone: (604) 682-7082 or toll-free number: 1-800-565-5815).

3.	Certain Information Concerning NovaGold and Its Securities
Share Capital of NovaGold
      The authorized capital of NovaGold consists of 1,000,000,000 common shares without par value and 10,000,000 preferred shares, issuable in series. According to NovaGold’s website, as of July 24, 2006, NovaGold had (i) approximately 89.1 million Common Shares issued and outstanding and no preferred shares of NovaGold outstanding; (ii) approximately 8.48 million Options to acquire an aggregate of approximately 8.48 million Common Shares outstanding; (iii) approximately 3.5 million 2003 Warrants outstanding, each exercisable for a Common Share for Cdn.$7.00 per Common Share; and (iv) approximately 3.1 million 2005 Warrants outstanding, each exercisable for a Common Share for Cdn.$12.10 per Common Share. The Warrants are collectively exercisable for an aggregate of 6.63 million Common Shares.
Prior Distributions and Purchases of Common Shares
      Based on publicly available information, Barrick believes that the following table sets out all distributions of Common Shares by NovaGold during the five years preceding the Offer:

Proceeds to
Period(1)		Price	NovaGold(2)

2001	Private placement of 2,355,500 units, each unit consisting of one Common Share and one-half a warrant, each whole warrant entitling the holder to purchase an additional Common Share at Cdn.$1.00 per Common Share on or before August 27, 2002	Cdn.$0.80 per unit	Cdn.$1,875,000
	Private placement of 730,000 units, each unit consisting of one Common Share and one-half a warrant, each whole warrant entitling the holder to purchase an additional Common Share at Cdn.$1.50 per Common Share on or before September 18, 2002	Cdn.$1.20 per unit	Cdn.$876,000
	Private placement of 300,000 units, each unit consisting of one Common Share and one-half a warrant, each whole warrant entitling the holder to purchase an additional Common Share at Cdn.$2.00 per Common Share on or before September 18, 2003	Cdn.$1.50 per unit	Cdn.$450,000
	Issuance of 175,000 Common Shares in settlement of commitments	N/A	N/A
	Issuance of 601,200 Common Shares on exercise of Options(3)	Cdn.$0.77 per share	Cdn.$462,000
	Issuance of 2,468,220 Common Shares on conversion of convertible debenture plus accrued interest, totalling Cdn.$2,319,000	N/A	N/A

Proceeds to
Period(1)		Price	NovaGold(2)

2002	Private placement of 2,958,040 units, each unit consisting of one Common Share and one-half a warrant, each whole warrant entitling the holder to purchase an additional Common Share at Cdn.$6.50 per Common Share on or before March 20, 2004	Cdn.$5.10 per unit	Cdn.$14,130,000
	Private placement of 5,295,000 units, each unit consisting of one Common Share and one-half a warrant, each whole warrant entitling the holder to purchase an additional Common Share at Cdn.$4.50 per Common Share on or before October 19, 2003	Cdn.$3.50 per unit	Cdn.$17,421,000
	Issuance of 319,543 Common Shares to finance conversion of convertible royalty payable for $750,000	N/A	N/A
	Issuance of 40,000 Common Shares in settlement of commitments	N/A	N/A
	Issuance of 2,220,300 Common Shares on exercise of Options(3)	Cdn.$0.88 per share	Cdn.$1,955,000
	Issuance of 1,695,250 Common Shares on exercise of warrants(3)	Cdn.$1.20 per share	Cdn.$2,036,000
2003	Private placement of 7,000,000 units, each unit consisting of one Common Share and one-half a 2003 Warrant	Cdn.$5.00 per unit	Cdn.$33,088,000
	Issuance of 1,137,000 Common Shares on exercise of Options(3)	Cdn.$1.94 per share	Cdn.$2,205,000
	Issuance of 2,394,999 Common Shares on exercise of warrants(3)	Cdn.$4.50 per share	Cdn.$10,778,000
2004	Private placement of 1,980,200 Common Shares	Cdn.$10.10 per share	Cdn.$18,900,000
	Issuance of 8,573,518 Common Shares for the acquisition of SpectrumGold Inc.	Cdn.$6.41 per share	N/A
	Issuance of 1,299,685 Common Shares on exercise of Options(3)	Cdn.$2.09 per share	Cdn.$2,718,000
	Issuance of 821,976 Common Shares on exercise of warrants(3)	Cdn.$6.17 per share	Cdn.$5,074,000
2005	Private placement of 6,260,000 special warrants;
	each special warrant was converted into one	Cdn.$10.00 per	Cdn.$58,828,000
	Common Share and one-half a 2005 Warrant	special warrant
	Issuance of 950,000 Common Shares on exercise of Options(3)	Cdn.$1.98 per share	Cdn.$2,164,000
	Issuance of 74,074 Common Shares pursuant to property agreement	N/A	N/A

Proceeds to
Period(1)		Price	NovaGold(2)

2006	Public offering of 14,950,000 Common Shares	Cdn.$13.43 per share	Cdn.$188,554,000
	Issuance of 74,074 Common Shares pursuant to property agreement	N/A	N/A
	Issuance of approximately 41,000 Common Shares on exercise of Options	N/A	Cdn.$193,000
	Issuance of approximately 513,000 Common Shares on exercise of Options	N/A	Cdn.$3,456,000
	Issuance of 17,346 Common Shares on exercise of warrants	Cdn.$11.00 per share	Cdn.$191,000
	Issuance of 211,900 Common Shares on exercise of warrants	Cdn.$11.00 per share	Cdn.$2,723,000

Notes:

(1)	Information is for the twelve-month period ended November 30 of the respective year except for 2006, for which information is for the six-month period ended May 31, 2006.

(2)	Information in this column is taken from the value ascribed to the applicable issued Common Shares disclosed in the NovaGold financial statements.

(3)	Per share prices for Option and warrant exercises are weighted average exercise prices disclosed in the NovaGold financial statements.
Dividend Record of Common Shares
      NovaGold has not declared or paid any dividends on its Common Shares since the date of its incorporation. According to NovaGold’s annual information form dated February 24, 2006, NovaGold intends to retain earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future.

4.	Price Range and Trading Volume of NovaGold Common Shares
      The Common Shares are listed on the TSX and the AMEX under the symbol “NG”. The closing price of the Common Shares on the AMEX on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, was $11.67. The Offer represents a premium of 24% over the July 21, 2006 closing price of the Common Shares on the AMEX.
      The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of trading of the Common Shares on the TSX and the AMEX for the periods indicated:

	Trading of Common Shares			Trading of Common Shares

	TSX			AMEX

	High	Low	Volume	High	Low	Volume

	(Cdn.$)	(Cdn.$)	(#)	($)	($)	(#)
2004
July-September	8.45	5.50	14,315,729	6.60	4.25	16,469,800
October-December	10.10	7.60	13,647,906	8.50	6.01	23,845,500
2005
January-March	12.15	8.35	10,057,028	9.79	6.80	23,698,600
April-June	10.93	8.47	8,371,595	8.86	6.67	20,414,600
July-September	10.20	8.13	9,727,439	8.69	6.77	18,414,900
October-December	11.25	8.57	9,687,058	9.60	7.30	18,948,900
2006
January-March	18.15	10.51	26,353,262	15.63	9.01	48,585,400
April-June	19.09	11.62	19,540,088	16.72	10.55	39,873,300

	Trading of Common Shares			Trading of Common Shares

	TSX			AMEX

	High	Low	Volume	High	Low	Volume

	(Cdn.$)	(Cdn.$)	(#)	($)	($)	(#)
2005
July	9.65	8.83	2,117,731	8.00	7.27	4,195,400
August	9.98	8.13	3,678,713	8.29	6.77	7,080,500
September	10.20	8.70	3,930,995	8.69	7.22	7,139,000
October	10.23	8.57	2,933,407	9.15	7.30	5,808,100
November	11.25	9.71	3,019,510	9.60	8.21	5,360,000
December	11.02	9.59	3,734,141	9.53	8.16	7,780,800
2006
January	14.41	10.51	9,666,838	12.61	9.01	13,770,800
February	14.70	12.85	8,807,192	12.79	11.12	22,410,900
March	18.15	13.67	7,879,232	15.63	11.72	12,403,700
April	19.09	16.60	4,903,424	16.50	14.50	10,163,000
May	18.48	13.27	6,539,053	16.72	11.80	15,320,700
June	14.59	11.62	8,097,611	13.17	10.55	14,389,600
July	19.20	13.11	17,135,996	16.94	11.53	34,540,900
August 1 - 2	19.50	18.81	774,628	17.31	16.57	1,524,200
Source: Bloomberg

5.	Background to the Offer
      In the first quarter of 2006, Barrick completed the acquisition of Placer Dome. Through that transaction, Barrick acquired a 30% interest in the Donlin Creek project in Southwestern Alaska then held by Placer Dome. Under the provisions of the Donlin Creek joint venture agreement, following the Placer Dome acquisition, Barrick became the operator of the Donlin Creek project and has the right to increase its interest in the project to 70% by satisfying the following conditions on or before November 12, 2007: (i) funding of $32 million of exploration and development expenditures on the project; (ii) delivering to NovaGold a feasibility study for the project meeting the requirements set out in the joint venture agreement; and (iii) obtaining the approval of Barrick’s Board of Directors to construct a mine on the property. At the end of March 2006, Barrick satisfied the funding condition. Barrick is currently taking the steps necessary to complete the required feasibility study and intends to present the project to its Board of Directors for approval in due course.
      In February 2006, representatives of Barrick met with representatives of NovaGold at a mining conference in Florida to discuss the Donlin Creek project. During that meeting, the parties discussed, among other things, the timeline for the preparation of the feasibility study for the project. Representatives of NovaGold suggested that Placer Dome had not devoted sufficient resources to completing the feasibility study on a timely basis. Barrick’s representatives indicated that they were not yet sufficiently familiar with the Donlin Creek project to properly discuss the issues raised, but undertook to work with NovaGold to better understand those issues and to consider any suggestions NovaGold may have as to ways in which the joint venture arrangements could be modified to deal with any issues NovaGold felt existed.
      On March 7, 2006, representatives of Barrick and NovaGold met in Toronto. At that meeting, Barrick’s representatives expressed a willingness to discuss with NovaGold the terms upon which Barrick might convey to NovaGold an interest in one of Barrick’s gold producing properties in exchange for an approximately 50% interest in the Galore Creek project. Over the next approximately two month period, representatives of Barrick and NovaGold had a number of meetings and discussions regarding the proposed asset swap/joint venture transaction. During the course of those discussions, in response to concerns raised by NovaGold regarding the timely completion of a feasibility study for the Donlin Creek project, representatives of Barrick indicated that Barrick was highly confident that it could perform all obligations required to be performed by November 12, 2007 in order to fully vest in Barrick its 70% interest in the Donlin Creek project. They also indicated that Barrick believed, however, that if more time were available to complete its analysis and design work, Barrick could be in a better position to put forth a more optimal project design.

      On April 22, 2006, Barrick presented to NovaGold a timeline and project briefing for the Donlin Creek project outlining Barrick’s plans to move the project forward in a manner that would ensure the successful completion of the project milestones set out in the joint venture agreement sufficient to vest Barrick’s 70% interest in the project. NovaGold suggested that the deal terms for the asset swap/joint venture transaction could include amendments to the Donlin Creek joint venture agreement that would adjust the timelines and allow the project to be optimized (collectively, the “Potential Transaction”).
      On a number of occasions during the discussions between Barrick and NovaGold, NovaGold asked Barrick to enter into a confidentiality and standstill agreement. Barrick declined, electing to restrict its due diligence investigation of the Galore Creek property to publicly available documents, information and data. During the course of that review, Barrick obtained a copy of the option agreement (the “Option Agreement”) entered into on March 26, 2004 between NovaGold and Pioneer. Under the Option Agreement, NovaGold was granted the right to earn a 60% interest in the Grace Gold-Copper Project (the “Grace Property”) by incurring exploration expenditures of Cdn.$5 million on the Grace Property in various increments over the five-year period following the date of the Option Agreement in accordance with the provisions of that agreement. The Grace Property is located immediately adjacent to the Galore Creek property and currently is intended by NovaGold to serve as the location for the tailings and waste rock facility to be used in the operation of NovaGold’s Galore Creek mine once that mine enters production.
      In the course of its due diligence investigation, Barrick also obtained copies of the statement of claim and related documents filed with the courts in British Columbia by Pioneer in respect of an action commenced against NovaGold on October 17, 2005. In that action (the “Pioneer Claim”), Pioneer is seeking, among other things, a declaration that the Option Agreement is of no further force or effect as well as damages for misrepresentation and breach of fiduciary duty. Pioneer claims in its action that NovaGold misrepresented and concealed its true intentions when it entered into the Option Agreement and that rather than conducting exploration activities on the Grace Property directed at locating economic mineralization as required by the Option Agreement, NovaGold was conducting only limited drilling aimed at facilitating an application which NovaGold intended to make to the British Columbia government for a surface lease over all or a material portion of the Grace Property that would allow NovaGold to construct a tailings and waste rock facility. Pioneer has asserted that there has been virtually no effort made by NovaGold to determine the extent of economic mineralization on the Grace Property, that the drill program that has been conducted on the Grace Property does not support an application by NovaGold to condemn all or any part of the Grace Property, and that any such application, if granted, would destroy all of Pioneer’s rights and entitlements as the owner of the Grace Property, which, in Pioneer’s view, remains relatively unexplored. Pioneer has made it clear that it will vigorously oppose any surface rights application that may be made by NovaGold.
      In conjunction with that litigation, various additional claims and counterclaims have been made by Pioneer and NovaGold, including in respect of a refusal of Pioneer to permit NovaGold to exercise warrants purchased by NovaGold from Pioneer in March 2004 that entitled NovaGold on exercise to acquire 1,960,784 common shares of Pioneer at a price of Cdn.$0.35 per common share. Those warrants expired on March 31, 2006.
      During the course of its due diligence investigation, Barrick concluded that the Pioneer Claim represented a serious and substantial impediment to the ability of NovaGold to obtain permits and surface rights from the British Columbia government sufficient to allow NovaGold to develop the Galore Creek property as it is currently intended to be developed, because it was highly unlikely that such permits and surface rights could be obtained by NovaGold if the granting of the permits and surface rights was opposed by Pioneer. Barrick also concluded that, even in the absence of the Pioneer Claim, it was unlikely that the timeline for the development of the property that had been publicly reported by NovaGold could be met due to the lengthy environmental and other permitting processes that would be required to be followed to obtain the necessary approvals. In discussions in late May and early June 2006, Barrick indicated to NovaGold that, in Barrick’s view, if NovaGold was unable to favourably settle the Pioneer Claim on a timely basis, development of the Galore Creek property would very likely be delayed for a number of years until the litigation between Pioneer and NovaGold was completed. Barrick expressed the view that such a lengthy delay in the development timeline from the timeline that had been publicly reported by NovaGold would likely have a very substantial negative impact on the current economic value of the Galore Creek property. Barrick also expressed its concerns regarding the ability of NovaGold to obtain the environmental and other permits necessary to construct and operate the Galore Creek project in a timely manner. Barrick advised NovaGold that the potential value impairment associated with the delays in project development anticipated by Barrick made it impossible for Barrick to conclude the Potential Transaction on the terms that had been under discussion since March.

      On June 19, 2006, NovaGold announced an unsolicited take-over bid to acquire all of the outstanding common shares of Pioneer at a price of Cdn.$0.57 per share.
      Pioneer issued a press release on July 4, 2006 in response to the NovaGold take-over bid in which the Pioneer Board of Directors unanimously rejected the NovaGold bid. In that release, it was clear that neither the President and Chief Executive Officer of Pioneer nor the largest shareholder of Pioneer, who collectively controlled approximately 35% of the outstanding common shares of Pioneer, was supportive of NovaGold’s bid. Based on this information, Barrick concluded that NovaGold’s ability to acquire Pioneer was highly doubtful. Following the issuance of the Pioneer press release, Barrick requested representatives of CIBC World Markets Inc. (“CIBC World Markets”) to contact representatives of Dundee Securities Corporation (“Dundee Securities”), the financial advisor to the special committee of the Pioneer Board of Directors established to consider NovaGold’s bid for Pioneer, to inquire as to whether Pioneer would be interested in exploring an acquisition transaction with CIBC World Markets’ client by way of take-over bid or plan of arrangement. That approach was made on July 11, 2006. Subsequent to that approach, a number of discussions took place between representatives of CIBC World Markets, Pioneer and Dundee Securities regarding the terms on which a business combination transaction might be completed. A confidentiality agreement was entered into on July 20, 2006 to allow those discussions to take place on a confidential basis.
      Late in the afternoon and into the evening on Friday, July 21, 2006, representatives of CIBC World Markets and Barrick’s British Columbia legal counsel, Lawson Lundell LLP, met on several occasions with Stephen Sorensen, Pioneer’s Chief Executive Officer, and Graham Thody, the Chairman of the special committee of the Pioneer Board of Directors, together with representatives of Dundee Securities and Gowling Lafleur Henderson LLP, counsel to Pioneer, to discuss the material terms and conditions upon which CIBC World Markets’ client might be prepared to proceed with a take-over bid to acquire all of the outstanding common shares of Pioneer. During the evening of Friday, July 21, representatives of Pioneer indicated that Pioneer would support an offer by CIBC World Markets’ client for cash at a price of Cdn.$1.00 per common share and would approach the directors and officers and various key shareholders of Pioneer for their support of that offer.
      Following those discussions, counsel to Barrick provided Pioneer and its counsel with drafts of a support agreement and a lock-up agreement to be entered into to support Barrick’s take-over bid for Pioneer. Discussions and negotiations respecting those agreements took place on Saturday, July 22 and Sunday, July 23. The agreements were finalized and entered into by Barrick, Pioneer and the locked-up shareholders late in the evening on Sunday, July 23.
      On Monday, July 24, Barrick and Pioneer announced the execution of the support agreement and lock-up agreement with the directors and officers and certain key shareholders of Pioneer as well as Barrick’s take-over bid to acquire Pioneer and Barrick announced the Offer.
6.   Purpose of the Offer and Plans for NovaGold
      The purpose of the Offer is to enable Barrick to acquire all of the Common Shares. The effect of the Offer is to give to all Shareholders the opportunity to receive $14.50 in cash per Common Share, representing a premium of 24% over the closing price of the Common Shares on July 21, 2006, the last trading day prior to the announcement of Barrick’s intention to make the Offer, on the AMEX.
      If the offer remains open for at least four months and within four months after the date of the Offer the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares (other than Common Shares held on the date of the Offer by or on behalf of Barrick or certain related parties) and Barrick acquires or is bound to take up and pay for such deposited Common Shares under the Offer, Barrick may acquire the Common Shares not deposited under the Offer pursuant to a Compulsory Acquisition. If Barrick takes up and pays for Common Shares validly deposited to the Offer and a Compulsory Acquisition is not available or Barrick elects not to pursue a Compulsory Acquisition, Barrick currently intends, depending upon the number of Common Shares taken up and paid for under the Offer, to cause one or more special meetings of Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving NovaGold and Barrick or an affiliate of Barrick for the purpose of enabling Barrick or an affiliate of Barrick to acquire all Common Shares not acquired under the Offer. There is no assurance that such acquisitions will be completed, in particular if Barrick acquires less than 75% of the outstanding Common Shares on a fully diluted basis pursuant to the Offer.

      The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving NovaGold will necessarily depend on a variety of factors, including the number of Common Shares acquired pursuant to the Offer. Although Barrick currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in Barrick’s ability to effect such a transaction, information hereafter obtained by Barrick, changes in general economic, industry, regulatory or market conditions or in the business of NovaGold, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. See Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
      The acquisition of NovaGold by Barrick will consolidate Barrick’s interest in the Donlin Creek project and add the Galore Creek project to Barrick’s unrivalled pipeline of projects.
      The Donlin Creek project is a large refractory gold deposit in Southwestern Alaska, under lease from two Alaska aboriginal corporations until 2015 and so long thereafter as mining operations are carried out at the Donlin Creek property. The Donlin Creek property is being explored and developed under a Mining Venture Agreement entered into in November 2002 between NovaGold and wholly-owned subsidiaries of Barrick. Under the terms of such agreement, Barrick currently holds a 30% interest in the project with the right to increase that interest to 70% by satisfying the following conditions on or before November 12, 2007: (1) funding of $32 million of exploration and development expenditures on the project; (2) delivering to NovaGold a feasibility study for the project meeting the requirements set out in the joint venture agreement; and (3) obtaining the approval of Barrick’s Board of Directors to construct a mine on the property. At the end of March 2006, Barrick satisfied the funding condition. Barrick is currently taking the steps necessary to complete the required feasibility study and intends to present the project to its Board of Directors for approval in due course.
      Since acquiring control of Placer Dome earlier this year, Barrick has moved decisively to ensure that the appropriate financial, technical and human resources are being devoted to the timely completion of the required feasibility study. The 2006 budget has been increased from $30 million to $56 million. The number of drills operating at the site have been significantly increased to ensure that the 80,000 metres of drilling planned for this year can be completed, ensuring that sufficient drilling information is available to complete the feasibility study. In addition, Barrick has assigned to this project the best qualified technical personnel from both inside of Barrick and externally to ensure that the challenges and opportunities of the project are properly assessed and exploited.
      Barrick has entered into a support agreement with Pioneer and a lock-up agreement with shareholders of Pioneer holding approximately 45% of the outstanding common shares of Pioneer (on a fully diluted basis), and Barrick has commenced a friendly take-over bid for Pioneer. If Barrick is successful in acquiring Pioneer, following its acquisition of NovaGold, Barrick will hold the main Galore Creek claims as well as the neighbouring Grace claims. This consolidated land package will allow Barrick to advance the Galore Creek project on a timely and efficient basis. Upon acquisition of such land package, Barrick anticipates conducting a detailed review of all available information relating to Galore Creek, following which Barrick expects to release updated capital and operating cost estimates and permitting and construction timelines.
      In addition, Barrick intends to conduct a detailed review of NovaGold’s other assets, corporate structure, capitalization, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist.
      If permitted by applicable Laws, Barrick intends to cause NovaGold to apply to delist the Common Shares from the TSX and the AMEX as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. In addition, if permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Barrick intends to cause NovaGold to cease to be a reporting issuer under the securities laws of each province of Canada. See Section 16 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”. Except as disclosed in this Circular, Barrick does not have any other present plan or proposal and has not had any negotiations that would result in any extraordinary corporate transactions such as a merger, reorganization or liquidation involving NovaGold or its subsidiaries; the purchase, sale or transfer of a material amount of assets of NovaGold or its subsidiaries; any material change in the present dividend rate or policy or indebtedness or capitalization of NovaGold; or any other material change in NovaGold’s corporate structure or business.

7.   Source of Funds
      Barrick estimates that, if it acquires all of the Common Shares pursuant to the Offer (including any Common Shares issued upon the exercise of all Options and Warrants), based on the number of Common Shares on a fully diluted basis as of July 24, 2006 disclosed on the NovaGold website, the total amount of cash required for the purchase of such Common Shares and to cover related fees and expenses of Barrick will be approximately $1.52 billion.
      Barrick intends to use a portion of its existing cash reserves and also avail itself of its Credit Facility (as defined below) to pay for the Common Shares acquired under the Offer. As of June 30, 2006, Barrick had cash and cash equivalents of $1,430 million. In addition, Barrick is party to a credit agreement providing Barrick with a revolving credit facility of up to $1.5 billion (the “Credit Facility”). As of June 30, 2006, Barrick had outstanding borrowings of $490 million under the Credit Facility.
      The Credit Facility is provided under an April 29, 2002 Credit and Guarantee Agreement between Barrick, as borrower and guarantor, the subsidiary borrowers named from time to time therein, the lenders referred to therein, Royal Bank of Canada, as administrative agent, RBC Capital Markets, as lead arranger, and Citigroup Capital Markets Inc., as syndication agent and lead arranger, as amended. Unless extended in accordance with its provisions, the Credit Facility will expire on April 28, 2011.
      Under the Credit Facility, Barrick has a number of interest rate options available. For US dollar loans, Barrick can select from (a) the greater of (i) Royal Bank of Canada’s announced prime rate and (ii) the federal funds rate plus 0.50%, or (b) a rate based on certain rates offered for US dollar deposits in the Eurodollar interbank market plus a margin of between 25 and 35 basis points, depending on utilization and Barrick’s debt to cash flow ratio. For Canadian dollar loans, Barrick can select from (x) the greater of (i) Royal Bank of Canada’s announced reference rate and (ii) the rate applicable to certain Canadian dollar bankers’ acceptances plus 0.50%, or (y) the rate applicable to certain Canadian dollar bankers’ acceptances plus a fee that fluctuates with Barrick’s debt to cash flow ratio.
      The Credit Facility is unsecured and requires Barrick and certain of its subsidiaries to satisfy a minimum consolidated tangible net worth covenant. The Credit Facility contains other covenants, including limitations on the incurrence of certain indebtedness and restrictions on liens, mergers, asset dispositions, terminations of contractual obligations, dispositions of rights in certain material assets, dispositions of certain material subsidiaries, transactions with certain affiliates and the nature of Barrick’s business. Each of these covenants is subject to certain exceptions. The Credit Facility also contains representations and warranties customary for credit facilities of this kind, the accuracy of which is a condition to borrowings thereunder. The Credit Facility does not contain limitations on the ability to use borrowings thereunder in connection with the Offer.
      Borrowings incurred in connection with the Offer may be refinanced or repaid by Barrick without restriction. Barrick proposes to repay drawdowns of the Credit Facility made in connection with the Offer using funds generated primarily from additional long-term financing, as well as cash generated from its operations, although no arrangements to finance or repay the Credit Facility have been made as of the date hereof.
      A copy of the Credit Facility has been filed as an exhibit to the Schedule TO filed by Barrick with the SEC in connection with the Offer on August 4, 2006, pursuant to Rule 14d-3 under the US Exchange Act. Reference is made to such exhibit for a more complete description of the terms and conditions of the Credit Facility.
8.   Ownership of and Trading in Securities of NovaGold
      No Common Shares, Options, Warrants or other securities of NovaGold are beneficially owned, directly or indirectly, nor is control or direction exercised over any of such securities, by Barrick or its directors or senior officers. To the knowledge of Barrick, after reasonable enquiry, no Common Shares, Options, Warrants or other securities of NovaGold are owned, directly or indirectly, nor is control or direction exercised over any such securities by any associate of a director or senior officer of Barrick, any person or company holding more than 10% of any class of equity securities of Barrick, or any person or company acting jointly or in concert with Barrick.
      None of Barrick or any director or senior officer of Barrick or, to the knowledge of Barrick after reasonable enquiry, any of the other persons referred to above, has traded in any securities of NovaGold during the six months preceding the date hereof. There is no person acting “jointly or in concert” with Barrick in connection with the transactions described in the Offer and this Circular.

9.   Commitments to Acquire Securities of NovaGold
      None of Barrick or any director or senior officer of Barrick or, to the knowledge of Barrick, after reasonable enquiry, any associate of any such director or senior officer, any person or company holding more than 10% of any class of equity securities of Barrick, or any person or company acting jointly or in concert with Barrick, has entered into any commitments to acquire any equity securities of NovaGold.
10. Material Changes in Affairs of NovaGold
      Barrick has no information which indicates any material change in the affairs of NovaGold since the date of the last published financial statements of NovaGold, other than the making of this Offer by Barrick and the unsolicited take-over bid for Pioneer commenced by NovaGold and the completion of the plan of arrangement involving NovaGold and Coast Mountain Power Corp. and such other material changes as have been publicly disclosed by NovaGold. Barrick has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.
11. Regulatory Matters
      In connection with the Offer, the approval on terms satisfactory to Barrick of domestic and foreign regulatory authorities having jurisdiction over Barrick or NovaGold, and their respective subsidiaries and their respective businesses, is required. The principal approvals required are described below.
Competition Act
      The Competition Act requires a pre-merger notification to the Commissioner for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. Barrick may choose to file either a short form (generally with a 14-day waiting period) or a long form (with a 42-day waiting period). However, if Barrick files a short form, the Commissioner may, within 14 days, require a long form to be filed, in which case the proposed transaction generally may not be completed until 42 days after Barrick files a long form.
      Upon receipt of a pre-merger notification from Barrick, the Commissioner would be required immediately to notify NovaGold that the Commissioner has received from Barrick the prescribed short form information or prescribed long form information, as the case may be. NovaGold would be required by the Competition Act to supply the Commissioner with the prescribed short form information within ten days after being so notified or the prescribed long form information within 20 days after being so notified, as the case may be. Although NovaGold could be required to file certain information and documentary material with the Commissioner in connection with the Offer, neither NovaGold’s failure to make such filings nor a request from the Commissioner for additional information or documentary material made to NovaGold would extend the waiting period.
      The Commissioner’s review of a transaction may take less than or longer than the statutory waiting period. Where the Commissioner completes her review of a notifiable transaction prior to the expiry of the applicable statutory waiting period and notifies the notifying parties that she does not, at that time, intend to make an application under the merger provisions of the Competition Act in respect of the proposed transaction, the statutory waiting period terminates.
      Whether or not a pre-merger filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a “merger” (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. The Competition Tribunal also may issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days where (a) the Commissioner has certified that she is making an inquiry under the Competition Act in connection with the merger and that in her opinion more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the merger on competition under the merger provisions of the Competition Act because that action would be difficult to reverse. The duration of such interim orders may be extended for an additional period of up to 30 days where the Competition Tribunal finds that the Commissioner is unable to complete her inquiry because of circumstances beyond her control.
      The Commissioner may, upon request, issue an advance ruling certificate (“ARC”) where she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that she is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving, during the three years following completion of the proposed transaction, her authority to so initiate proceedings should circumstances change. Where the Commissioner issues a “no action” letter, she may also waive the obligation to comply with the pre-merger notification provisions in respect of a proposed transaction.
      The purchase of Common Shares pursuant to the Offer is subject to the pre-merger notification provisions and Barrick’s acquisition of control of NovaGold would be a “merger” for the purposes of the merger provisions of the Competition Act. Barrick has requested an ARC or a “no action” letter from the Commissioner.
      Barrick does not currently intend to take up or pay for Common Shares deposited under the Offer unless all applicable waiting periods under the Competition Act have expired or been waived without restraint or challenge and the Commissioner shall have issued a “no action” letter or the Commissioner shall have issued an ARC in respect of the acquisition of the Common Shares by Barrick.
US Federal Antitrust Laws
      Under the HSR Act certain acquisition transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and the applicable waiting period has expired or been terminated. The acquisition of Common Shares pursuant to the Offer is subject to the HSR Act. On August 2, 2006, Barrick filed a Pre-merger Notification and Report Form with the Antitrust Division and the FTC in connection with the Offer (the “HSR Filing”).
      Under the provisions of the HSR Act applicable to the Offer, the purchase of Common Shares pursuant to the Offer may not be consummated until the expiration of a 15-day waiting period following the filing by Barrick, unless the last day of the waiting period ends on a Saturday, Sunday or legal holiday, in which case the waiting period will continue until the next US Business Day. Accordingly, the waiting period under the HSR Act applicable to such purchases of Common Shares pursuant to the Offer should expire before the Expiry Time, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Barrick has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If, however, either the FTC or the Antitrust Division were to request additional information or documentary material from Barrick, the waiting period would expire at 11:59 p.m., New York City time, on the 10th calendar day after the date of substantial compliance by Barrick with such request, unless such 10th calendar day is a Saturday, Sunday or legal holiday, in which case the waiting period would expire on the next US Business Day. If the acquisition of Common Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Common Shares will be deferred until 15 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act, except by court order. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for in the Offer or by applicable Law. Although NovaGold is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither NovaGold’s failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to NovaGold will extend the waiting period.

      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust Laws of transactions such as the proposed acquisition of Common Shares by Barrick pursuant to the Offer. At any time before or after the purchase by Barrick of Common Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under United States antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Common Shares pursuant to the Offer or seeking the divestiture of Common Shares purchased by Barrick or the divestiture of substantial assets of Barrick, its subsidiaries or NovaGold. Private parties (including individual States) also may seek to take legal action under United States antitrust Laws under certain circumstances.
US Securities and Exchange Commission Relief
      Barrick is requesting from the SEC certain exemptions from sections of, and rules under, the US Exchange Act, as described below with respect to the Offer.
      Pursuant to Rule 14d-11 under the US Exchange Act, a bidder may elect to provide a subsequent offering period of three US Business Days to 20 US Business Days during which tenders will be accepted, provided that, among other things, it offers the same form and amount of consideration in both the initial and subsequent offering period. Barrick intends to request relief to be allowed to extend the subsequent offering period for a period longer than the 20 US Business Days provided for by Rule 14d-11, as permitted under Canadian securities Law and takeover practice. During the subsequent offering period, Shareholders will be offered the same cash consideration offered by Barrick during the initial offering period.
      Rule 14d-11(e) requires that during any subsequent offering period the bidder immediately accepts for payment all securities as they are tendered. Barrick intends to request relief to be permitted to take up the Common Shares during the subsequent offering period on a rolling basis at the end of each ten calendar day period from the date of mailing of the notice of extension of the Offer. During that period, Shareholders would still be entitled to withdraw the Common Shares deposited to the Offer at any time until such Common Shares are taken up by Barrick.
      Rule 14e-5 under the US Exchange Act, among other things, prohibits a person (and its affiliates) making a tender offer for any equity securities from, directly or indirectly, purchasing or making any arrangement to purchase those securities, or any security which is immediately convertible into or exchangeable for such securities, except pursuant to the offer. This prohibition applies from the time the offer is publicly announced until it expires. Barrick intends to request that the SEC grant exemptive relief from the provisions of Rule 14e-5, subject to conditions. Under Canadian Law Barrick is allowed to acquire, directly or indirectly, through the facilities of the TSX, an aggregate number of Common Shares not exceeding 5% of the outstanding Common Shares as of the date of the Offer. Barrick is required to issue and file a news release forthwith after the close of business of the TSX on each day on which Common Shares are purchased disclosing, among other things, the purchaser, the number of Common Shares purchased by the purchaser on that day, the highest price paid by the purchaser for Common Shares on that day, the average price paid for the Common Shares purchased by the purchaser through the facilities of the TSX during the currency of the Offer, and the total number of securities owned by the purchaser as of the close of business of the TSX on that day. Barrick will also file that news release with the SEC. Any Common Shares purchased by Barrick during the Offer other than pursuant to the Offer would be counted in the determination as to whether the Minimum Deposit Condition has been fulfilled. Barrick will not acquire Common Shares in the United States otherwise than pursuant to the Offer.
12. Shareholder Rights Plan
      The following is only a summary of the material provisions of the Shareholder Rights Plan of NovaGold and is not meant to be a substitute for the information in the provisions of the Shareholder Rights Plan.
      On April 21, 2006, the NovaGold Board of Directors adopted the Shareholder Rights Plan, which was approved by Shareholders on May 31, 2006. Set out below is a description of the Shareholder Rights Plan based on public documents filed by NovaGold with Canadian securities regulatory authorities.
      In connection with the Shareholder Rights Plan, NovaGold issued one SRP Right in respect of each outstanding Common Share and authorized the issue of one SRP Right for each Common Share issued thereafter. The SRP Rights are evidenced by the certificate representing the associated Common Shares and are not exercisable until the “Separation Time”, which is defined under the Shareholder Rights Plan to mean the close of business on the tenth Trading Day (as such term is defined in the Shareholder Rights Plan) after the earliest of: (a) the first date of public announcement of facts indicating that a person has become an Acquiring Person (as described below); (b) the date of the commencement of, or first public announcement of, the intent of any person to commence, a take-over bid other than a “Permitted Bid” (as defined in the Shareholder Rights Plan) or a “Competing Permitted Bid” (as defined in the Shareholder Rights Plan); and (c) the date that a Permitted Bid or Competing Permitted Bid ceases to qualify as such, or such later date as may from time to time be determined by the NovaGold Board of Directors.
      From and after the Separation Time, each SRP Right entitles the holder to purchase one Common Share at a price (the “SRP Exercise Price”) of Cdn.$50.00 (subject to adjustment in certain circumstances). Pursuant to the Shareholder Rights Plan, if a person (an “Acquiring Person”) becomes the “Beneficial Owner” (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Common Shares and any other shares of or voting interests in NovaGold entitled to vote generally in the election of all directors (“Voting Shares”) other than as a result of certain exempt transactions (including acquisitions pursuant to a Permitted Bid or Competing Permitted Bid) (a “Flip-in Event”), then after the close of business on the tenth business day (as such term is defined in the Shareholder Rights Plan) after the first date of public announcement by NovaGold or an Acquiring Person that an Acquiring Person has become such (which date is deemed to be the date of occurrence of the Flip-in Event), each SRP Right constitutes the right to purchase from NovaGold upon exercise thereof that number of Common Shares having an aggregate Market Price (defined below) on the date of occurrence of such Flip-in Event equal to twice the SRP Exercise Price for a cash amount equal to the SRP Exercise Price, subject to anti-dilution adjustment (thereby effectively acquiring the right to purchase Common Shares at a 50% discount). However, SRP Rights held by an Acquiring Person or certain parties related to an Acquiring Person or acting jointly or in concert with an Acquiring Person and certain transferees would become null and void upon the occurrence of a Flip-in Event. The result would be to significantly dilute the shareholdings of any such acquirer. “Market Price” for a security on any date means the average of the daily closing prices per security for such securities on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date (subject to adjustment in certain circumstances).
      Until the Separation Time (or the earlier termination or expiration of the SRP Rights), the SRP Rights will be evidenced by the certificates representing the associated Common Shares and will be transferable only together with the associated Common Shares. After the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”), together with a disclosure statement describing the SRP Rights, are required to be mailed to holders of record of SRP Rights (other than an Acquiring Person) as of the Separation Time. The SRP Rights will trade separately from the Common Shares after the Separation Time. Barrick has no reason to believe that the NovaGold Board of Directors will allow the Separation Time to occur prior to the Expiry Time, but no assurances can be given by Barrick in that regard.
      The Shareholder Rights Plan does not apply to certain types of transactions, including “Permitted Bids”. A “Permitted Bid” is a take-over bid which, among other things, is made to all registered holders of Voting Shares, remains open for at least 60 days and provides that no Common Shares may be taken up unless more than 50% of the aggregate of the then outstanding Voting Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan) have been deposited to the bid and not withdrawn. Once this condition has been satisfied, Barrick under a Permitted Bid must make a public announcement of the date the take-over bid would otherwise expire and extend the bid for a period of not less than ten business days (as such term is defined in the Shareholder Rights Plan). The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or some action must be taken by the NovaGold Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed.
      Under the Shareholder Rights Plan, the NovaGold Board of Directors has the discretion prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid made by means of a take-over bid circular sent to all registered holders of Voting Shares, to waive the application of the plan to such Flip-in Event, provided that upon such waiver, the NovaGold Board of Directors will be deemed to have waived the application of such provisions to any other Flip-in Event occurring by reason of a take-over bid made by means of a take-over bid circular to all registered holders of Voting Shares. The NovaGold Board of Directors also has the right, with the prior consent of the holders of Common Shares (or the holders of SRP Rights if the Separation Time has occurred), at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the SRP Rights at a redemption price of Cdn.$0.00001 per SRP Right, subject to certain adjustments.
      It is a condition of the Offer that Barrick shall have determined in its sole discretion that, on terms satisfactory to Barrick: (i) the NovaGold Board of Directors shall have waived the application of the Shareholder Rights Plan to the purchase of Common Shares by Barrick under the Offer, any Compulsory Acquisition and any Subsequent Acquisition

Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Common Shares by Barrick under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Common Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. See “Conditions of the Offer” in Section 4 of the Offer.

13.	Acquisition of Common Shares Not Deposited
      It is Barrick’s current intention that if it takes up and pays for Common Shares deposited under the Offer, it will enter into one or more transactions to enable Barrick or an affiliate of Barrick to acquire all Common Shares not acquired under the Offer. There is no assurance that such transaction will be completed, in particular if Barrick acquires less than 75% of the outstanding Common Shares on a fully diluted basis pursuant to the Offer.
Compulsory Acquisition
      If the Offer remains open for at least four months and within four months after the date of the Offer the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares, other than Common Shares held at the date of the Offer by or on behalf of Barrick and persons related to or acting in concert with Barrick, and Barrick acquires or is bound to take up and pay for such deposited Common Shares under the Offer, Barrick may acquire the Common Shares not deposited under the Offer, on the same terms as the Common Shares acquired under the Offer pursuant to the provisions of Section 132 of the NSCA (a “Compulsory Acquisition”).
      To exercise such statutory right, Barrick must give notice (the “Offeror’s Notice”) to each Common Shareholder who did not accept the Offer within four months of the Offer having been made (a “Dissenting Offeree”) and such notice must be given within a further four months following the expiry of such initial four-month period commencing when the Offer was made. In accordance with Section 132 of the NSCA, unless on an application made by a Dissenting Offeree within one month from the date on which the Offeror’s Notice was given, the Supreme Court of Nova Scotia thinks fit to order otherwise, Barrick is entitled and bound to acquire those shares on the terms on which under the Offer the Common Shares of shareholders accepting the Offer are to be transferred to Barrick.
      Where the Offeror’s Notice has been given within the prescribed time period and the Supreme Court of Nova Scotia has not ordered to the contrary, Barrick shall, one month from the date on which the Offeror’s Notice has been given, or, if an application to the Court of Nova Scotia by a Dissenting Offeree is then pending, after that application has been disposed of, transmit a copy of the Offeror’s Notice to NovaGold and pay or transfer to NovaGold the consideration representing the price payable by Barrick for the Common Shares by virtue of Section 132 of the NSCA that Barrick is entitled to acquire, and NovaGold shall thereupon register Barrick as the holder of those Common Shares.
      The foregoing is a summary only of the right of Compulsory Acquisition which may become available to Barrick and is qualified in its entirety by the provisions of Section 132 of the NSCA. See Section 132 of the NSCA, a copy of which is attached as Schedule A to this Circular, for the full text of the relevant statutory provisions. Section 132 of the NSCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the NSCA should consult their legal advisors.
Subsequent Acquisition Transaction
      If Barrick takes up and pays for Common Shares validly deposited under the Offer and a Compulsory Acquisition is not available or Barrick elects not to pursue a Compulsory Acquisition, Barrick currently intends to cause one or more special meetings of Shareholders to be called to consider and, if approved, complete an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving NovaGold and Barrick and/or one or more affiliates of Barrick (a “Subsequent Acquisition Transaction”) for the purpose of enabling Barrick or an affiliate of Barrick to acquire all Common Shares not acquired by Barrick under the Offer. The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Common Shares acquired under the Offer.

      A Subsequent Acquisition Transaction described above may constitute a “business combination” or a “going private transaction” within the meaning of certain applicable Canadian securities legislation including OSC Rule 61-501 and AMF Regulation Q-27. Under Rule 61-501 and Regulation Q-27, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a business combination or a going private transaction if it would result in the interest of a holder (as defined therein) or beneficial owner of Common Shares being terminated without such holder or beneficial owner’s consent, irrespective of the nature of the consideration provided in substitution therefor. Barrick expects that any Subsequent Acquisition Transaction relating to Common Shares will be a business combination or a going private transaction under Rule 61-501 and Regulation Q-27.
      In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” or a “going private transaction” carried out in accordance with Rule 61-501 and Regulation Q-27 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. Barrick intends to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.
      Rule 61-501 and Regulation Q-27 provide that, unless exempted, an issuer proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the Common Shares (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the Common Shares a summary of such valuation or the entire valuation.
      In connection therewith, Barrick intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 exempting Barrick or NovaGold or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 and Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid if the consideration offered under such transaction is at least equal in value to and is in the same form as the consideration that the tendering Shareholders were entitled to receive in the take-over bid and certain disclosure is given in the take-over bid disclosure documents. Barrick currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, Barrick expects to rely on these exemptions.
      Under the NSCA, different forms of transactions require different levels of shareholder approval. Depending on the nature and the terms of the Subsequent Acquisition Transaction, in many cases the provisions of the NSCA and NovaGold’s constating documents require the approval of at least 75% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by “minority” holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF, as required, all Shareholders other than Barrick, any “interested party” within the meaning of Rule 61-501 and Regulation Q-27, certain “related parties” of Barrick or of any other “interested party” (in each case within the meaning of Rule 61-501 and Regulation Q-27), including any director or senior officer of Barrick, affiliate or insider of Barrick or any of their directors or senior officers and any “joint actor” (as defined in Rule 61-501) with any of the foregoing persons.
      Rule 61-501 and Regulation Q-27 also provide that Barrick may treat Common Shares acquired under the Offer as “minority” shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction, provided that, among other things: (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Date; (b) the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (as defined in Rule 61-501) and was not a “joint actor” (as defined in Rule 61-501) with Barrick in respect of the Offer. Barrick currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to the Shareholders under the Offer and Barrick intends to cause Common Shares acquired under the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction. The only Common Shares that Barrick anticipates will be required to be excluded in determining whether minority approval has been obtained are the Common Shares that Barrick may purchase through the facilities of the TSX, if any, as described in Section 12 of the Offer, “Market Purchases”.
      In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, Barrick and its affiliates are the registered holders of 90% or more of the Common Shares at the time the business combination or going private transaction is initiated, the requirement for minority approval under Rule 61-501 and Regulation Q-27 would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.
      Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the relevant dissent procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share under the Subsequent Acquisition Transaction or the Offer.
      The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving NovaGold will necessarily depend on a variety of factors, including the number of Common Shares acquired under the Offer. Although Barrick currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in Barrick’s ability to effect such a transaction, information hereafter obtained by Barrick, changes in general economic, industry, regulatory or market conditions or in the business of NovaGold, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. Barrick expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable Laws, including a Subsequent Acquisition Transaction on terms not described in the Circular.
      Rule 13e-3 under the US Exchange Act is applicable to certain “going-private” transactions in the United States and may, under certain circumstances, be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Barrick believes that Rule 13e-3 should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning NovaGold and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, and the consideration offered to minority Shareholders, be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.
      The foregoing discussion of certain provisions of the US Exchange Act is not a complete description of the US Exchange Act or such provisions thereof and is not meant to be a substitute for the more detailed information contained in the US Exchange Act.
      If Barrick is unable to or decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals promptly, Barrick will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from NovaGold, or taking no actions to acquire additional Common Shares. Subject to applicable Laws, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, Barrick may take no action to acquire additional Common Shares, or may even sell or otherwise dispose of any or all Common Shares acquired under the Offer, on terms and at prices then determined by Barrick, which may vary from the price paid for Common Shares under the Offer.
      The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 17 of the Circular, “Canadian Federal Income Tax Considerations”, and Section 18 of the Circular, “United States Federal Income Tax Considerations”.

      Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.
      The foregoing contains a description of the material terms of Rule 61-501 and Regulation Q-27 regarding Subsequent Acquisition Transaction, but may not include all of the information that is important to a Shareholder. Reference should be made to Rule 61-501 and Regulation Q-27 for a description of all of the provisions regarding Subsequent Acquisition Transaction.
Judicial Developments
      Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving business combinations or going private transactions. Barrick has been advised that more recent notices and judicial decisions indicate a willingness to permit business combinations or going private transactions to proceed, subject to compliance with requirements intended to ensure procedural and substantive fairness in the treatment of minority shareholders.

14.	Benefits from the Offer
      To the knowledge of Barrick, there are no direct or indirect benefits of accepting or refusing to accept the Offer that will accrue to any director or senior officer of NovaGold, to any associate of a director or senior officer of NovaGold, to any person or company holding more than 10% of any class of equity securities of NovaGold or to any person or company acting jointly or in concert with Barrick, other than those that will accrue to Shareholders generally.

15.	Agreements, Arrangements or Understandings
      There are (a) no arrangements or agreements made or proposed to be made between Barrick and any of the directors or senior officers of NovaGold; and (b) no contracts, arrangements or understandings, formal or informal, between Barrick and any securityholder of NovaGold with respect to the Offer. There are no contracts, arrangements or understandings, formal or informal, between Barrick and any person or company with respect to any securities of NovaGold in relation to the Offer.

16.	Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer
      The purchase of Common Shares by Barrick under the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Common Shares acquired by Barrick, could materially adversely affect the liquidity and market value of any remaining Common Shares held by the public.
      The rules and regulations of the TSX and the AMEX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Common Shares purchased by Barrick under the Offer, it is possible that the Common Shares will fail to meet these criteria for continued listing on one or both of such exchanges. If this were to happen, the Common Shares could be delisted and this could adversely affect the market or result in a lack of an established market for such Common Shares. If permitted by applicable Laws, Barrick intends to cause NovaGold to apply to delist the Common Shares from the TSX and the AMEX as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. If the Common Shares are delisted from the TSX and the AMEX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether NovaGold remains subject to public reporting requirements in Canada and other factors.
      After the purchase of the Common Shares and any Compulsory Acquisition or Subsequent Acquisition Transaction, NovaGold may cease to be subject to the public reporting and proxy solicitation requirements of the NSCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for NovaGold to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. If permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or

Subsequent Acquisition Transaction, Barrick intends to cause NovaGold to cease to be a reporting issuer under the securities laws of each province of Canada.
      The registration of the Common Shares under the US Exchange Act could be terminated upon application of NovaGold to the SEC if the Common Shares were no longer listed on a “national securities exchange” such as the AMEX and there were fewer than 300 holders of record of Common Shares resident in the United States. If the Common Shares were deregistered under the US Exchange Act, then NovaGold would cease to be required to comply with US periodic reporting requirements and other rules governing publicly held companies in the United States. In addition, certain provisions of the US Exchange Act, such as Rule 13e-3 with respect to “going private” transactions, would no longer be applicable to NovaGold and “affiliates” of NovaGold and persons holding “restricted securities” of NovaGold may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.
      Furthermore, if registration of Common Shares under the US Exchange Act were terminated, the Common Shares may no longer constitute “margin securities” under the regulations of the Board of Governors of the US Federal Reserve System if there is no ready market for those securities, in which event the Common Shares could no longer be used as collateral for loans made by brokers.

17.	Canadian Federal Income Tax Considerations
      In the opinion of Davies Ward Phillips & Vineberg LLP, counsel to Barrick, the following summary describes the principal Canadian federal income tax considerations generally applicable to the disposition of Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction to Shareholders who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), and at all relevant times, hold their Common Shares as capital property, did not acquire the Common Shares pursuant to a stock option plan, and deal at arm’s length and are not affiliated with Barrick or NovaGold. Common Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such shares in the course of carrying on a business or the Shareholder has acquired such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Shareholders whose Common Shares might not otherwise be considered capital property may be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have their Common Shares and all other “Canadian securities” (as defined in the Tax Act) owned by such Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property.
      This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) and counsel’s understanding of the administrative practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.
      This summary is not applicable to a Shareholder that is (a) a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market” rules, (b) a “specified financial institution” as defined in the Tax Act, or (c) a Shareholder an interest in which is, or for whom a Common Share would be, a “tax shelter investment” as defined in the Tax Act. Such Shareholders should consult their own tax advisors. This summary is based on the assumption that if the SRP Rights are acquired by Barrick, there is no value to the SRP Rights, and no amount of the consideration to be paid by Barrick will be allocated to the SRP Rights.
      All amounts relating to the acquisition or disposition of Common Shares must be determined in Canadian dollars for purposes of the Tax Act. Accordingly, amounts received by Shareholders under the Offer in US dollars must be converted into Canadian dollars based upon the prevailing Canadian dollar/ US dollar exchange rate at the time of disposition of their Common Shares.

      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, Shareholders are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws.
Shareholders Resident in Canada
      The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty is, or is deemed to be, resident in Canada (a “Resident Holder”).
Sale Pursuant to the Offer
      A Resident Holder who disposes of Common Shares to Barrick under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received for the Common Shares, less any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Common Shares to the Resident Holder.
      Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding years or carried forward and deducted in any subsequent year against net taxable capital gains realized in such years in the circumstances described in the Tax Act.
      Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act.
      The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends previously received or deemed to have been received on such Common Share, subject to and in accordance with the provisions of the Tax Act. Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own tax advisors regarding these rules.
      A Resident Holder that is throughout the year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.
Compulsory Acquisition
      As described in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, Barrick may, in certain circumstances, acquire Common Shares pursuant to Section 132 of the NSCA. A Resident Holder disposing of Common Shares pursuant to a Compulsory Acquisition will realize a capital gain (or capital loss) generally calculated in the same manner and with the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer”.
      A Resident Holder who obtains an order of a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from Barrick for its Common Shares will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount received (not including the amount of any interest awarded by the court). As a result, a Resident Holder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer”.
      Any interest awarded to a dissenting Resident Holder by the court must be included in computing such Resident Holder’s income for the purposes of the Tax Act.

Subsequent Acquisition Transaction
      As described in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the compulsory acquisition provisions of Section 132 of the NSCA are not utilized, Barrick may propose other means of acquiring the remaining issued and outstanding Common Shares. A Subsequent Acquisition Transaction may be effected by an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.
      By way of example, a Subsequent Acquisition Transaction could be implemented by means of an amalgamation of NovaGold with Barrick and/or one or more of its affiliates pursuant to which Resident Holders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated company (“Redeemable Shares”) which would then be immediately redeemed for cash. In those circumstances, a Resident Holder would not realize a capital gain or capital loss as a result of such exchange of Common Shares for Redeemable Shares, and the cost of the Redeemable Shares received would be the aggregate adjusted cost base of the Common Shares to the Resident Holder immediately before the amalgamation.
      Upon redemption of its Redeemable Shares, the Resident Holder would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Resident Holders that are corporations, as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on the redemption of such shares.
      Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated instead as proceeds of disposition of the Redeemable Shares for the purpose of computing the Resident Holder’s capital gain on the redemption of such shares. Accordingly, Resident Holders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a Resident Holder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income.
      A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.
      In the case of a Resident Holder who is an individual, dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation. On June 29, 2006 the Minister of Finance (Canada) released draft legislation to provide for an enhanced gross-up and dividend tax credit for “eligible dividends” paid after 2005.
      Pursuant to the current administrative practice of the CRA, a Resident Holder who exercises his or her statutory right of dissent in respect of an amalgamation would be considered to have disposed of his or her Common Shares for proceeds of disposition equal to the amount paid by the amalgamated company to the dissenting Resident Holder (other than interest awarded by a court of competent jurisdiction).
Shareholders Not Resident in Canada
      The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is not resident in Canada, nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

Disposition of Common Shares Pursuant to the Offer or a Compulsory Acquisition
      A Non-Resident Holder who disposes of Common Shares under the Offer or a Compulsory Acquisition will realize a capital gain or a capital loss computed in the manner described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer”. A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Common Shares pursuant to the Offer or Compulsory Acquisition unless the Common Shares constitute “taxable Canadian property” to the Non-Resident Holder and do not constitute “treaty-protected property”.
      Generally, a Common Share will not constitute “taxable Canadian property” to a Non-Resident Holder at a particular time, provided that (a) such Common Share is listed on a prescribed stock exchange (which currently includes the TSX and the AMEX) at that time, (b) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with such persons have not owned 25% or more of the shares of any class or series of NovaGold at any time within the 60-month period immediately preceding that time and (c) the Common Share is not deemed to be taxable Canadian property for purposes of the Tax Act. See “Delisting of Common Shares Following Completion of the Offer” below, in the case where Common Shares are delisted prior to a Compulsory Acquisition.
      Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Holder’s income for purposes of the Tax Act if the Common Shares constitute “treaty-protected property”. Common Shares owned by a Non-Resident Holder will generally be “treaty-protected property” if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from tax under the Tax Act. By way of example, under the Canada-US Income Tax Convention (the “US Treaty”), a Non-Resident Holder who is a resident of the United States for the purposes of the Tax Act and the US Treaty will be exempt from tax in Canada in respect of a gain realized on the disposition of the Common Shares, provided the value of such shares is not derived principally from real property situated in Canada. In the event that Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer” will generally apply. A Non-Resident Holder who disposes of “taxable Canadian property” must file a Canadian income tax return for the year in which the disposition occurs, regardless of whether the Non-Resident Holder is liable to Canadian tax on any gain realized as a result.
      Any interest awarded by the court and paid or credited to a Non-Resident Holder who obtains an order of the court in respect of a Compulsory Acquisition will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty. Where the Non-Resident Holder is entitled to benefits under the US Treaty, by way of example, and is the beneficial owner of the interest, the applicable rate is generally reduced to 10%.
Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction
      As described in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, Barrick reserves the right to use all reasonable efforts to acquire the balance of Common Shares not acquired under the Offer or by Compulsory Acquisition. A Subsequent Acquisition Transaction may be effected by an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. The Canadian federal income tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those described above. See “Delisting of Common Shares Following Completion of the Offer” below, in the case where Common Shares are delisted prior to a Subsequent Acquisition Transaction.
      A Non-Resident Holder may realize a capital gain (or a capital loss) and/or a deemed dividend on the disposition of Common Shares pursuant to a Subsequent Acquisition Transaction. Capital gains and capital losses realized by a Non-Resident Holder in connection with a Subsequent Acquisition Transaction will be subject to taxation in the manner described above under “Shareholders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer or a Compulsory Acquisition”. Dividends paid or deemed to be paid to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty. Where the Non-Resident Holder is entitled to the benefits under the US Treaty, by way of example, and is the beneficial owner of the dividends, the applicable rate is generally reduced to 15%.

      Any interest paid to a Non-Resident Holder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty (10% under the US Treaty, for example).
Delisting of Common Shares Following Completion of the Offer
      As described in Section 16 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the TSX and the AMEX following the completion of the Offer and may not be listed on the TSX or the AMEX at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Holders are cautioned that if the Common Shares are not listed on a prescribed stock exchange (which includes the TSX and the AMEX) at the time they are disposed of:

(a)	the Common Shares will generally be taxable Canadian property for Non-Resident Holders;

(b)	Non-Resident Holders may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition (unless the Common Shares constitute “treaty-protected property”, as described above); and

(c)	the notification and withholding provisions of section 116 of the Tax Act will apply to Non-Resident Holders, in which case Barrick may be required to deduct or withhold an amount from any payment made to a Non-Resident Holder in respect of the acquisition of Common Shares.
      A Non-Resident Holder that disposes of “taxable Canadian property” must file a Canadian income tax return for the year in which the disposition occurs regardless of whether the Non-Resident Holder is liable to Canadian tax on any gain realized as a result.
18. United States Federal Income Tax Considerations
      In the opinion of Davies Ward Phillips & Vineberg LLP, counsel to Barrick, the following summary describes the material US federal income tax considerations generally applicable to US Shareholders (as defined below) with respect to the disposition of Common Shares under the Offer (or a Compulsory Acquisition). This summary is based upon the US Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative pronouncements, and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the US Internal Revenue Service (the “IRS”) regarding the tax consequences of the Offer (or a Compulsory Acquisition) and there can be no assurance that the IRS will agree with the discussion set out below. The discussion does not address aspects of US federal taxation other than income taxation, nor does it address all aspects of US federal income taxation, including aspects of US federal income taxation that may be applicable to particular shareholders, including but not limited to shareholders who are dealers in securities, life insurance companies, tax-exempt organizations, banks, foreign persons, persons who hold Common Shares through partnerships or other pass-through entities, persons who own, directly or indirectly, 5% or more, by voting power or value, of the outstanding shares of NovaGold or Barrick, persons whose functional currency is not the US dollar or who acquired their Common Shares in a compensatory transaction and persons who hold Common Shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes. This summary is limited to persons who hold their Common Shares as a “capital asset” within the meaning of Section 1221 of the Code. The discussion also does not address the US federal income tax consequences to holders of options or warrants to purchase Common Shares or holders of other securities of NovaGold that are convertible into or exchangeable or exercisable for Common Shares. In addition, it does not address state, local or foreign tax consequences. US Shareholders are urged to consult their tax advisors with respect to the US federal, state, local and foreign tax consequences to their particular situations of the Offer (or a Compulsory Acquisition) or other transactions described in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”.
      As used herein, the term “US Shareholder” means a beneficial owner of Common Shares that is, for US federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof or therein; (iii) an estate the income of which is subject to US federal income taxation regardless of its source; or (iv) a trust (A) that is subject to the supervision of a court within the United States and the control of one or more US persons as described in Code Section 7701(a)(30), or (B) that has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

Disposition of Common Shares
      Subject to the discussion below under “Passive Foreign Investment Companies”, a US Shareholder who sells Common Shares in the Offer (or a Compulsory Acquisition) generally will recognize gain or loss for US federal income tax purposes equal to the difference, if any, between the amount of cash received (other than amounts, if any, received in a Compulsory Acquisition that are or are deemed to be interest for US federal income tax purposes, which would be treated as ordinary income) and the US Shareholder’s adjusted tax basis in the Common Shares sold in the Offer (or a Compulsory Acquisition). If the Common Shares sold constitute capital assets in the hands of the US Shareholder, the gain or loss will be capital gain or loss. In general, capital gains recognized by an individual, estate or trust will be subject to a maximum US federal income tax rate of 15% if the Common Shares were held for more than one year.
      If Barrick is unable to effect a Compulsory Acquisition or if Barrick elects not to proceed with a Compulsory Acquisition, then Barrick may propose a Subsequent Acquisition Transaction as described in Section 13 of the Circular, “Acquisition of Common Shares Not Deposited”. The US federal income tax consequences resulting therefrom would depend upon the manner in which the transaction is carried out. Generally, if a US Shareholder receives cash in exchange for Common Shares, it is expected that the US federal income tax consequences to the US Shareholder will be substantially similar to the consequences described above. However, there can be no assurance that the US federal income tax consequences of a Subsequent Acquisition Transaction will not be materially different from the consequences described above. US Shareholders should consult their own income tax advisors with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction. This summary does not describe the tax consequences of any such transaction to a US Shareholder.
      If a US Shareholder is a cash-basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with a sale or other taxable disposition of Common Shares, the amount realized will be based on the US dollar value of the foreign currency received with respect to such Common Shares, as determined on the settlement date of such sale or other taxable disposition.
      If a US Shareholder is an accrual-basis taxpayer, such US Shareholder may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of Common Shares, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If a US Shareholder is an accrual-basis taxpayer and does not elect to be treated as a cash-basis taxpayer for this purpose, such US Shareholder might have a foreign currency gain or loss for US federal income tax purposes. This gain or loss is equal to the difference between the US dollar value of the foreign currency received on the date of the sale or other taxable disposition of Common Shares and on the date of payment. Any such currency gain or loss generally will be treated as US source ordinary income or loss and would be in addition to the gain or loss, if any, that such US Shareholder recognizes on the sale or other taxable disposition of Common Shares.
Foreign Tax Credits for Canadian Taxes Paid or Withheld
      A US Shareholder that pays (directly or through withholding) Canadian income taxes in connection with the Offer (or a Compulsory Acquisition) may be entitled to claim a deduction or credit for US federal income tax purposes, subject to a number of complex rules and limitations. Gain on the disposition of Common Shares generally will be US source gain for foreign tax credit purposes, unless the gain is subject to tax in Canada and resourced as foreign source gain under the provisions of the US Treaty. US Shareholders should consult their own tax advisors regarding the foreign tax credit implications of disposing of Common Shares in the Offer (or a Compulsory Acquisition).
Passive Foreign Investment Companies
      In general, NovaGold would be a passive foreign investment company (a “PFIC”) if, for any taxable year, 75% or more of its gross income constituted “passive income” or 50% or more of its assets produced, or were held for the production of, passive income. If NovaGold is or has been a PFIC at any time during a US Shareholder’s holding period and the US Shareholder did not elect to be taxable currently on his or her pro rata share of NovaGold’s earnings or to be taxed on a “mark to market” basis with respect to his or her Common Shares, any gain recognized by the US Shareholder as a result of his or her participation in the Offer (or a Compulsory Acquisition) will be treated as ordinary income and will be subject to an interest charge. US Shareholders are urged to consult their own tax advisors regarding the consequences of NovaGold being classified as a PFIC.

Information Reporting and Backup Withholding
      Payments in respect of Common Shares may be subjected to information reporting to the IRS. In addition, a US Shareholder (other than certain exempt holders including, among others, corporations) may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offer (or a Compulsory Acquisition).
      Backup withholding will not apply, however, to a US Shareholder who furnishes a correct taxpayer identification number and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the US Shareholder’s US federal income tax liability, provided the required information is furnished to the IRS.
19. Acceptance of the Offer
      Barrick has no knowledge regarding whether any Shareholders will accept the Offer.
20. Depositary and US Forwarding Agent
      Barrick has engaged CIBC Mellon Trust Company as the Depositary and Mellon Investor Services LLC as the US Forwarding Agent under the Offer. In such capacity, the Depositary and the US Forwarding Agent will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at the respective offices specified in the Letter of Transmittal. In addition, the Depositary will receive deposits of Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by Barrick under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares. The Depositary and the US Forwarding Agent will receive reasonable and customary compensation from Barrick for their services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.
21. Dealer Managers and Soliciting Dealer Group
      Barrick has engaged the services of CIBC World Markets Inc. to act as Dealer Manager in Canada to assist Barrick and solicit acceptances of the Offer in Canada, and CIBC World Markets Corp. will act as Dealer Manager in the United States in connection with the Offer in the United States. The Dealer Managers will be reimbursed by Barrick for their reasonable out-of-pocket expenses. In addition, the Dealer Managers will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.
      The Canadian Dealer Manager intends to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer from persons resident in Canada. Each member of the Soliciting Dealer Group, including the Canadian Dealer Manager, is referred to herein as a “Soliciting Dealer”. Barrick has agreed to pay to each Soliciting Dealer who has entered into an agreement with the Canadian Dealer Manager and whose name appears in the appropriate space of a properly completed and executed Letter of Transmittal a fee of Cdn.$0.10 for each Common Share deposited and taken up by Barrick under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will not be less than Cdn.$85 and not more than Cdn.$1,500, provided that at least 500 Common Shares are deposited per beneficial Shareholder. Barrick will not pay any fee with respect to deposits of Common Shares held for a Soliciting Dealer’s own account as principal. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. Barrick may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to Barrick at the time of deposit. If no Soliciting Dealer is specified in a Letter of Transmittal, no fee will be paid to a Soliciting Dealer in respect of the applicable Common Shares.
      Except as set out above, Barrick will not pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Common Shares under the Offer. Stockbrokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Barrick for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

      Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or the US Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer. However, an investment advisor, stockbroker, bank, trust company or other nominee through whom a Shareholder owns Common Shares may charge a fee to tender Common Shares on behalf of the Shareholder. Shareholders should consult their investment advisor, stockbroker, bank, trust company or other nominee, as applicable, to determine whether any charges will apply.
22. Information Agent
      Barrick has retained Georgeson Shareholder Communications Canada Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from Barrick for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.
      Except as set forth herein, Barrick will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Common Shares pursuant to the Offer, provided that Barrick may make other arrangements with soliciting dealers and/or information agents outside of Canada.
23. Legal Matters
      Barrick is being advised in respect of certain matters concerning the Offer by, and the opinions contained under “Canadian Federal Income Tax Considerations” and “United States Federal Income Tax Considerations” have been provided by, Davies Ward Phillips & Vineberg LLP, Canadian counsel and United States tax counsel to Barrick. Barrick is being advised in respect of certain matters concerning the Offer by Cravath, Swaine & Moore LLP, United States counsel.
24. Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or rights to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
25. Directors’ Approval
      The contents of the Offer and Circular have been approved, and the sending of the Offer and Circular to the Shareholders has been authorized, by the Barrick Board of Directors.

CONSENT OF COUNSEL
To: The Directors of Barrick Gold Corporation
      We hereby consent to the reference to our name and opinions contained under “Canadian Federal Income Tax Considerations” and “United States Federal Income Tax Considerations” in the Circular accompanying the Offer dated August 4, 2006 made by Barrick Gold Corporation to the holders of Common Shares of NovaGold Resources Inc.

Toronto, Canada August 4, 2006	(signed) Davies Ward Phillips & Vineberg LLP

APPROVAL AND CERTIFICATE
      The contents of the Offer and the Circular have been approved, and the sending, communication or delivery thereof to the Shareholders of NovaGold Resources Inc. has been authorized, by the Board of Directors of Barrick Gold Corporation.
      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares which are the subject of the Offer.
DATED: August 4, 2006

(signed) Gregory C. Wilkins President and Chief Executive Officer	(signed) Jamie C. Sokalsky Executive Vice President and Chief Financial Officer

On behalf of the Board of Directors

(signed) Peter Munk Director	(signed) C. William D. Birchall Director

SCHEDULE A
SECTION 132 OF THE NSCA
132 (1) Where a scheme or contract involving the transfer of shares or any class of shares in a company, in this Section referred to as “the transferor company”, to another company, whether a company within the meaning of this Act or not, in this Section referred to as “the transferee company”, has within four months after the making of the offer in that behalf by the transferee company been approved by the holders of not less than nine tenths in value of the shares affected, the transferee company may, at any time within four months after the expiration of the said four months, give notice in the prescribed manner to any dissenting shareholder that it desires to acquire his shares, and where such a notice is given the transferee company shall, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given the court thinks fit to order otherwise, be entitled and bound to acquire those shares on the terms on which under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee company.
(2) Where a notice has been given by the transferee company under this Section and the court has not, on an application made by the dissenting shareholder, ordered to the contrary, the transferee company shall, on the expiration of one month from the date on which the notice has been given, or, if an application to the court by the dissenting shareholder is then pending, after that application has been disposed of, transmit a copy of the notice to the transferor company and pay or transfer to the transferor company the amount or other consideration representing the price payable by the transferee company for the shares by virtue of this Section that company is entitled to acquire, and the transferor company shall thereupon register the transferee company as the holder of those shares.
(3) Any sums received by the transferor company under this Section shall be paid into a separate bank account, and any such sums and any other consideration so received shall be held by that company on trust for the several persons entitled to the shares in respect of which the sums or other consideration were respectively received.

A-1

SCHEDULE B
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF BARRICK
      The following table sets forth the name, current principal occupation or employment, and material occupations, positions, offices or employment during the past five years and the country of citizenship of each executive officer and director of Barrick. The business address of each executive officer and director is Barrick Gold Corporation, BCE Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Canada M5J 2S1.

Name	Position with Barrick (date became an Officer or
Citizenship	Director). Present Principal Occupation or Employment;
(Age)	Material Positions held during the last five years

Peter Munk Canada (78)	Chairman and Director of Barrick (1984). Chairman, Trizec Properties, Inc. and Chairman, Chairman and Chief Executive Officer, Trizec Canada Inc. (real estate); prior to May 2002, Chairman, TrizecHahn Corporation (real estate).
C. William D. Birchall United Kingdom (63)	Vice Chairman and Director of Barrick (2005). Vice Chairman and Director, Chief Executive Officer of Barrick’s subsidiary, ABX Financeco Inc.; prior to January 2005, Chairman of Barrick’s subsidiary, Barrick International Bank Corp.; prior to January 2004, Corporate Director; prior to May 2002, Vice Chairman, TrizecHahn Corporation (real estate).
Gregory C. Wilkins Canada (50)	President, Chief Executive Officer (2003) and Director (1991) of Barrick. Prior to February 2003, Corporate Director; prior to May 2002, Vice Chairman, TrizecHahn Corporation (real estate).
Howard L. Beck Canada (73)	Director of Barrick (1984). Prior to November 2002, Chairman, Wescam Inc. (design and manufacture of stabilized imagery and transmission systems).
Donald J. Carty Canada, United States (60)	Director of Barrick (2006). From 1998 to 2003, Chairman and Chief Executive Officer of AMR Corp. and American Airlines (airline).
Gustavo Cisneros Spain, Venezuela (61)	Director of Barrick (2003). Chairman and Chief Executive Officer, Cisneros Group of Companies (media, entertainment, technology and consumer products).
Marshall A. Cohen Canada (71)	Director of Barrick (1998). Counsel, Cassels, Brock & Blackwell LLP (Barristers and Solicitors).
Peter A. Crossgrove Canada (69)	Director of Barrick (1993). Prior to May 2005, Chairman, Masonite International Corporation (door manufacturing).
John W. Crow Canada (69)	Director of Barrick (2006). President, J&R Crow Inc. (economic and financial consulting firm).
Robert M. Franklin Canada (59)	Director of Barrick (2006). President, Signalta Capital Corporation (investment company).
Peter C. Godsoe Canada (68)	Director of Barrick (2004). Prior to March 2004, Chairman, The Bank of Nova Scotia (financial services); prior to December 2003, Chairman and Chief Executive Officer, The Bank of Nova Scotia.

Name	Position with Barrick (date became an Officer or
Citizenship	Director). Present Principal Occupation or Employment;
(Age)	Material Positions held during the last five years

J. Brett Harvey United States (56)	Director of Barrick (2005). President and Chief Executive Officer, CONSOL Energy Inc. (coal, gas and energy production).
The Right Honourable Brian Mulroney Canada (67)	Director of Barrick (1993). Chairman, International Advisory Board of Barrick; Senior Partner, Ogilvy Renault (Barristers and Solicitors); former Prime Minister of Canada.
Anthony Munk Canada (46)	Director of Barrick (1996). Managing Director, Onex Investment Corp. (diversified manufacturing and service company).
Joseph L. Rotman Canada (71)	Director of Barrick (1984). Chairman, Roy-L Capital Corporation (private investment company).
Steven J. Shapiro United States (54)	Director of Barrick (2004). Prior to May 2006, Executive Vice- President, Finance and Corporate Development, Burlington Resources Inc. (oil and gas exploration and production); prior to April 2005, Executive Vice-President and Chief Financial Officer of Burlington Resources Inc.; prior to January 2003, Senior Vice President and Chief Financial Officer, Burlington Resources, Inc.
Alexander J. Davidson Canada (54)	Executive Vice President, Exploration and Corporate Development of Barrick (2003). Prior to March 2005, Executive Vice President, Exploration of Barrick; prior to May 2003, Senior Vice President, Exploration of Barrick.
Patrick J. Garver Canada, United States (54)	Executive Vice President and General Counsel of Barrick (1993).
Peter J. Kinver United Kingdom (51)	Executive Vice President and Chief Operating Officer of Barrick (2003). Prior to February 2004, Executive Vice President, Operations of Barrick; prior to August 2003, Divisional Director, Western Division Anglo American Platinum plc (platinum mining).
Jamie C. Sokalsky Canada (49)	Executive Vice President and Chief Financial Officer of Barrick (1993). Prior to April 2004, Senior Vice President and Chief Financial Officer of Barrick.
Gregory A. Lang United States (51)	President, North America of Barrick (2001). Prior to September 2005, Vice President, North America Operations of Barrick; prior to February 2004, Vice President, Australian Operations of Barrick; prior to December 2001, Vice President, Australia, Homestake Mining Company (gold mining).
Igor Gonzales Peru (51)	President, South America of Barrick (2004). Prior to September 2005, Vice President, Peru of Barrick; prior to February 2004, Vice President and General Manager, Pierina Mine, of Barrick.

Name	Position with Barrick (date became an Officer or
Citizenship	Director). Present Principal Occupation or Employment;
(Age)	Material Positions held during the last five years

Joc O’Rourke Australia (45)	President, Australia Pacific of Barrick (2006). Prior to May 2006, Executive General Manager, Australia for Placer Dome; prior to January 2005, General Manager WA Operations, at Iluka Resources Limited; prior to August 2003, General Manager Operations at Minara Resources Ltd.
René L. Marion Canada (43)	Vice President, Russia and Central Asia of Barrick (2004). Prior to December 2005, Vice President, Technical Services of Barrick; prior to February 2004, Vice President and General Manager, Kahama Mining of Barrick; prior to July 2003, Corporate Head, Evaluations and Development of Barrick; prior to April 2002, Senior Manager, Development of Barrick.
      None of the executive officers and directors of Barrick listed above has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

The Depositary for the Offer is:
CIBC Mellon Trust Company

By Mail	By Registered Mail, by Hand or by Courier
P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9
Telephone: 416-643-5500
Toll Free: 1-800-387-0825
Email: inquiries@cibcmellon.com
The US Forwarding Agent for the Offer is:
Mellon Investor Services LLC

By Mail, Registered Mail, by Hand or by Courier
120 Broadway, 13th Floor New York, New York 10271 Toll Free: 1-800-777-3674
The Dealer Managers for the Offer are:

In Canada	In the United States
CIBC World Markets Inc.	CIBC World Markets Corp.
161 Bay Street, BCE Place P. O. Box 500 Toronto, Ontario M5J 2S8	300 Madison Avenue New York, New York 10017
Telephone: 416-594-7180	Telephone: 212-667-7163
The Information Agent for the Offer is:
Georgeson Shareholder Communications Canada Inc.
100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1
North American Toll Free Number: 1-866-489-3151
Banks and Brokers Call Collect: 212-440-9800
Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the US Forwarding Agent, the Dealer Managers or the Information Agent at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.